Exhibit 10.5

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (including all schedules, exhibits and a ppendices attached or otherwise identified therewith, as amended, modified or restated from time to time, this “Agreement”) dated as of MARCH 17, 2026 (the”Effective Date”), is between (a) ALTRIARCH HOLDINGS SPV, LLC, a Dela ware limited lia bility company (together with its successors and a ssigns, “Lender”) and (b) (i) ZIRCON CORPORATION, a Ca lifornia corporation (“Zircon”) and (ii) ZRCN INC. a Delaware corporation (“ZRCN” and together with Zircon, jointly and severally, “Debtor”).

RECITALS

WHEREAS, Obligor (a ) has determined that Obligor will benefit specifically and materially from the Credit Facility contemplated by this Agreement, and (b) has requested and bargained for the structure, termsand obligations set forth in the Loan Documents.

WHEREAS, Lender is willing to make the Credit Facility available upon and subject to the provisions, terms and conditions set forth in the Loan Documents.

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto, and in any other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provisions, sections or recitals herein:

“Advance” means any advance under the Credit Facility, which advance shall be part of the Loan.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermedia ries, Controls or is Controlled by or is under common Control with the Person specified.

“Approved High Concentration Account Debtor” means Home Depot a nd Lowes and any other account debtor Lender approves in writing to be designated as an Approved High Concentration Account Debtor.

“Approved Warehouse” means (a) 1 Iturbide No. 424, Colonia Obrera, Ensenada, Baja, California, MX, CP 22830, (b) Avenue Rayon 437, Colonia Obrera, Ensenada, Baja, California, MX, CP 22830 and such other locations that Lender approves from time to time in its sole discretion.

“Authorizing Entity” means the board of directors, shareholders, members, managers, trustees, general partner or other Person authorized or empowered to act on behalf of a Person pursuant to the Organizational Documents of such Person.

“Borrowing Base” means, as of any date, a sum equal to: (a) NINETY PERCENT (90.00%) of theamount of Debtor’s Eligible Accounts, (b) the lesser of (i) EIGHTY-FIVE PERCENT (85.00%) of the net orderly liquidation value of Debtor’s Eligible Finished Goods (as specified in an appraisal received by Lender from an appraiser selected by Lender) and (ii) FIFTY PERCENT (50.00%) of Debtor’s Eligible Finished Goods valued at cost, and (c) the lesser of (i) EIGHTY-FIVE PERCENT (85.00%) of the net orderly liquidation value of Debtor’s Eligible Work-In-Process (as specified in an appraisal received by Lender from an appraiser selected by Lender) and (ii) FIFTY PERCENT (50.00%) of Debtor’s Eligible Work-In-Process; provided, however, Lender shall have the right to create and adjust eligibility standards and rela ted reservesfrom time to time in its sole discretion with respect to Debtor’s Eligible Accounts, Eligible Finished Goods, and Eligible Work-In-Process.

“Borrowing Base Certificate” means, as of any date of preparation, a certificate, substantially the form of Exhibit A, prepared by and certified by a Responsible Officer.

“Business Day” means any day other than a Saturday, Sunday or any other day on which the Federal Reserve Bank of New York, New York, is closed.

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

“Collateral” means:

(a) All present and future accounts, chattel paper (including electronic chattel paper), commercial tort claims, commodity accounts, commodity contracts, deposit accounts, documents, financial assets, general intangibles, health care insurance receivables, instruments, investment property, letters of credit, letter of credit rights, payment intangibles, securities, security accounts and security entitlements now or hereafter owned, held or acquired.

(b) All present and hereafter acquired inventory and goods (including without limitation, a l raw materials, work in process and finished goods) held, possessed, owned, held on consignment or held for sale, lease, return or to be furnished under contracts of services, in whole or in part, wherever located.

(c) All equipment and fixtures of whatsoever kind and character now or hereafter possessed, held, acquired, leased or owned, together with all replacements, accessories, additions, substitutions and accessions to all of the foregoing, and all records relating in any way to the foregoing.

(d) All present and future Pledged Equity Interests.

(e) All books, records, data, plans, manuals, computer software, computer tapes, computer systems, computer disks, computer programs, source codes and object codes containing any information pertaining directly or indirectly to the Collateral and all rights to retrieve data and other information pertaining directly or indirectly to the Collateral from third parties.

The term “Collateral,” as used herein, shall also include (a) any other property or assets, real or personal, tangible or intangible, now existing or hereafter acquired, of Obligor that may at any time be or become subject to a security interest or Lien in favor of Lender as security for the Indebtedness; and (b) a ll SUPPORTING OBLIGATIONS, PRODUCTS and PROCEEDS of all of the foregoing (including without limitation, insurance payable by reason of loss or damage to the foregoing property) and any property, assets securities, guaranties or monies of Debtor which may at any time come into the possession of Lender. The designation of proceeds does not authorize Debtor to sell, transfer or otherwise convey any of the foregoing property except in the ordinary course of Debtor’s business or as otherwise provided herein. Notwithstanding the foregoing, the term “Colla teral” shall not include any Intellectual Property of the Debtor.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, prepared by and certified by a Responsible Officer.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facility” means (individually and collectively) the Revolving Credit Facility and any other credit facility extended by Lender to Debtor from time to time.

“Debt” means, of any Person as of any date of determination (without duplication): (a) a ll obliga tions of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) a ll obliga tions of such Person to pay the deferred purchase price of property, assets or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than NINETY (90) days; (d) a ll capitalized lea se obliga tions of such Person; (e) a ll debt or other obligations of others guaranteed by such Person; (f) a ll obliga tions secured by a Lien existing on property or a ssets owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown asa liability on the balance sheet of such Person; (h) any repurchase obligation or lia bility of a Person with respect to accounts, chattel paper or notes receivable sold by such Person; (i) any lia bility under a sale and leaseback transaction that is not a capitalized lease obliga tion; (j) any obligation under any so-called “synthetic leases;” (k) any obliga tion arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (l) a ll payment and reimbursement obliga tions of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (m) a ll lia bilities of such Person in respect of unfunded vested benefits under any “Plan” (within the meaning of Section 3(3) of ERISA); and (n) a ll obliga tions of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person, valued, in the case of redeemable preferred stock interests, at the greater of its voluntary or involuntary liquidation preference plus all accrued and unpaid dividends.

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“Default” means a ny Event of Default or event which with notice and/or the passage of time would be an Event of Default.

“Deposit Account Control Agreement” means an agreement reasonably acceptable to Lender between a financial institution holding a deposit account of Debtor that perfects Lender’s interest in such deposit account by control and pursuant to which upon the occurrence of an Event of Default, such financial institution shall have agreed to comply with instructions originated by Lender directing disposition of the funds in such deposit account without further consent by Debtor.

“Dollars” and “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Eligible Accounts” means, as of any date of determination thereof, all accounts receivable of Debtor (net of service charges, interest and finance fees) created in the ordinary course of business that are acceptable to Lender in its sole discretion in which Lender has a perfected, FIRST (1st) priority Lien and satisfy the following conditions:

(a) The account does not represent a progress billing;

(b) The account complies with all applicable laws, rules, and regulations;

(c) (i) For an account in which the account debtor is Lowes, the account has not been outstanding for more than ONE HUNDRED TEN (110) days past the original date of invoice unless otherwise approved by Lender in its sole discretion, and (ii) for any account debtor (other than Lowes), the account has not been outstandingfor more than NINETY (90) days past the original date of invoice unless otherwise approved by Lender in its sole discretion;

(d) The account does not represent a commission and the account was created in connection with (i) the sale of goods by Debtor in the ordinary course of business and such sale has been consummated and such goods have been shipped and delivered and received by the account debtor, or (ii) the performance of services by Debtor in the ordinary course of business and such services have been completed and accepted by the account debtor;

(e) The account arises from an enforceable contract, the performance of which has been completed by Debtor;

(f) The account does not arise from the sale of any good that is from a bonded contract or is on a bill-and-hold, bartered, advance, pre-bill, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis;

(g) Debtor has good and indefeasible title to the account and the account is not subject to any Lien except Liens in favor of Lender;

(h) The account does not arise out of a contract with or order from, an account debtor that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by Debtor to Lender in and to such account;

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(i) The account is not subject to any retainage, setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment;

(j) The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

(k) The account is not evidenced by chattel paper or an instrument;

(l) No default exists under the account by any party thereto;

(m) The account debtor has not returned or refused to retain, or otherwise notified Debtor of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account a rose;

(n) The account is not owed by an Affiliate, employee, officer, director or shareholder of Debtor or any of its Subsidiaries;

(o) The account is payable in Dollars by the account debtor unless approved by Lender in its sole discretion;

(p) the account debtor is domiciled in the United States of America;

(q) No more than TWENTY-FIVE PERCENT (25.00%) of the a ggrega te balances then outstanding on all accounts owed by such account debtor and its Affiliates to Debtor and its Subsidiaries are more than NINETY (90) days past the dates of their original invoices;

(r) If the account debtor is the United States of America or any department, agency, or instrumentality thereof, the Federal Assignment of Claims Act of 1940, shall have been complied with;; and

(s) The a ggrega te of all accounts owed by (i) an Approved High Concentration Account Debtor and its Affiliates does not exceed FIFTY PERCENT (50.00%) of all accounts owed by a l of Debtor’s and its Subsidiaries’ account debtors (or such larger amount with an accounts receivable insurance policy acceptable to Lender in its Permitted Discretion is in place with respect to such accounts and Lender is named as an additional insured), or (ii) the account debtor (other than any Approved High Concentration Account Debtor) and its Affiliates to which the account relates does not exceed TWENTY PERCENT (20.00%) of all accounts owed by all of Debtor’s and its Subsidiaries’ account debtors (provided, however, that if such aggregate exceeds such percentage of all Accounts, only such excess shall be ineligible); and

(t) The account is otherwise acceptable in the Permitted Discretion of Lender.

The amount of the Eligible Accounts owed by an account debtor to Debtor shall be reduced by the amount of a l “contra accounts” and other obligations owed by Debtor to such account debtor. In the event that Lender, at any time in its Permitted Discretion, determines that the Dolla r amount of Eligible Accounts collectable by Debtor is reduced or diluted, Lender may establish appropriate reserves with respect thereto.

“Eligible Finished Goods” means, Eligible Inventory constituting finished goods, excluding Eligible Work-in-Process.

“Eligible Work-In-Process” means, Eligible Inventory constituting work-in-process, excluding Eligible Finished Goods.

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“Eligible Inventory” means, as of any date of determination thereof, all inventory of work-in-process and finished goods then owned by (and in the possession or under the control of) Debtor and held for sale or disposition in the ordinary course of Debtor’s business, and in which Lender has a perfected, FIRST (1st) priority Lien; provided, however, that Eligible Inventory shall not include (a) inventory that has been shipped or delivered to a customer on consignment, a sale-or-return basis, or on the basis of any similar understanding, (b) inventory with respect to which a cla im exists disputing Debtor’s title to or right to possession of such inventory, (c) inventory that is not in good condition or does not comply with any applicable law, rule, or regulation or any standard imposed by any Governmental Authority with respect to its manufacture, use, or sa le, (d) inventory that is damaged, obsolete or otherwise not readily saleable, (e) inventory covered by negotiable warehouse or other document of title (unless the sa me is in the possession of Lender), (f) inventory held for rental or lease, and (g) inventory that Lender, in its sole discretion, has determined to be unmarketable, (h) inventory subject to third-party intellectual property agreements, (i) inventory that requires consent of a third-party for manufacture or sale, (j) inventory which is not located in the United States of America except for inventory located at an Approved Warehouse and (i) inventory that is in transit. Eligible Inventory expressly excludes inventory constituting raw materials.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, limited liability company interests, membership interests or partnership interests of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, limited lia bility company interests, membership interests or partnership interests of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, limited liability company interests, membership interests or partnership interests of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning set forth in Section 11.

“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located outside the United States of America.

“GAAP” means (a ) generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the relevant date, or (b) such other generally accepted accounting principles, applied on a consistent basis, as disclosed in writing and acceptable to Lender in its Permitted Discretion and which are applicable in the circumstances as of the relevant date. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in the preceding period.

“Governmental Authority” means the government of the United States of America, any other nation or any politica l subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legisla tive, judicial, taxing, regula tory or administrative powers or functions of or pertaining to government.

“Guarantor” means any Person, whether one or more, who from time to time guarantees all or any part of the Indebtedness.

“Guaranty” means a GUARANTY AGREEMENT, whether one or more, executed by Guarantor (as the same may be amended, restated or modified from time to time).

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“Indebtedness” means (a) all indebtedness, obligations and liabilities of Debtor to Lender of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, and regardless of whether such indebtedness, obligationsand liabilities may, prior to their acquisition by Lender, be or have been payable to or in favor of a third party and subsequently acquired by Lender (it being contemplated that Lender may make such acquisitions from third parties), including without limitation, the Loan and all indebtedness, obligations and liabilities of Debtor to Lender now existing or hereafter arising under the Note, this Agreement, a nd any of the other Loan Documents or any draft, acceptance, guaranty, endorsement, letter of credit, assignment, purchase, overdraft, discount or indemnity agreement; (b) a ll accrued but unpaid interest on any of the indebtedness described in (a) a bove; (c) a ll other obliga tions of Debtor to Lender under the Loan Documents; (d) a ll obliga tions of Obligor (other than Debtor) to Lender under the Loan Documents; (e) all costs and expenses incurred by Lender in connection with the collection and administration of a l or any part of the indebtednessand obligations described in (a), (b), (c), and (d) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limita tion a ll reasonable a ttorneys’ fees; and (f) a ll renewals, extensions, modifications and rearrangements of a ll or any part of the indebtedness and obligations described in (a), (b), (c), (d), and (e) above.

“Indefeasibly Paid” means (a) with respect to the making of any payment on or in respect of the Indebtedness, that such payment of such Indebtedness has been paid in full in cash (or that such payment of such Indebtedness has been otherwise satisfied in a manner acceptable to Lender in its Permitted Discretion), and (b) that any and a l commitments by Lender to make any loan or advance or extend any other credit that would, if made or extended, constitute Indebtedness have been irrevocably terminated.

“Intellectual Property” means the copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses now owned or hereafter acquired by Debtor.

“Lender’s Counsel” is defined on the signature pages hereto.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan” means a ll Advances (whether one or more) under the Credit Facility as established pursuant to the Loan Documents from time to time.

“Loan Documents” means this Agreement, the Note, the Pledge Agreement, the Stauss Revocable Trust Note Subordination Agreement, and the other a greements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining to the Loan.

“Material Adverse Effect” means any act, event, condition, or circumstance (whether known or unknown, foreseeable or unforeseeable) which would materially and adversely affect: (a) the ability of Obligor to perform its obligations under any Loan Document to which it is a party; or (b) the legality, validity, binding effect or enforceability against Obligor of any Loan Document to which it is a party.

“Note” means, collectively, any promissory note evidencing all or part of the Indebtedness from time to time (as any such promissory note may be amended, modified or restated from time to time).

“Obligor” means (individually and collectively) Debtor, Guarantor or any other Person who guaranteed or is otherwise obligated to pay or perform all or any portion of the Indebtedness.

“Organizational Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited lia bility company, its articles of organization or certificate of formation and limited lia bility company agreement, operating agreement or regulations; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Permitted Discretion” means, with respect to Lender, a determination made in the exercise of Lender’s commercially reasonable (from the perspective of a secured lender) business judgment.

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

“Permitted Encumbrances” means the following encumbrances: (a) Liens in respect of property of a Person imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Debt for borrowed money, such as carriers’, materia lmen’s, warehousemen’s and mechanics’ Liens, statutory and commonlaw landlord’s Liens, and other similar Liens arising in the ordinary course of business, and which either (i) do not in the aggregate materially detract from the value of such property or materially impair the use thereof in the operation of the business of a Person, or (ii) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Lien; (b) Liens created by or pursuant to the Loan Documents; (c) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule II, without giving effect to any extensions or renewals thereof; (d) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default; (e) Liens (i) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by a Person, (ii) incurred or deposits made in the ordinary course of businessof a Person in connection with workers’ compensation, unemployment insurance and social security, (iii) to secure the performance by any Person of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, and (iv) to secure the performance by a Person of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices; (f) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of a Person; a nd (g) Liens in equipment and fixtures arising pursuant to purchase money security interests securing Debt representing the purchase price of assets acquired after the Effective Date; provided that (i) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (ii) the Debt secured by any such Lien does not exceed the purchase price of the property being purchased at the time of the incurrence of such Debt, and (iii) the Debt secured thereby is permitted to be incurred pursuant to this Agreement.

“Permitted Holders” means collectively, (a) Stauss 2014 Revocable Trust (but so long as John Stauss remains the trustee), (b) Kurt Stauss, (c) Eric Stauss, (d) Robert Wyler, and (e) John Stauss.

“Permitted Tax Distributions” means, with respect to any Person, any dividend or distribution to any holder of such Person’s stock or other equity interests to permit such holders to pay federal income taxes and all relevant state and local income taxes at a rate equal to the highest marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holder as a partner of such Person under federal, state, and local income tax laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it in proportion a nd to the extent in which such holders hold stock or other equity interests of such Person.

“Pledge Agreement” means the Limited Recourse Pledge Agreement dated as of Effective Date executed by Stauss 2014 Revocable Trust, Eric Stauss, Kurt Stauss, Robert Wyler and John Stauss in favor of Lender.

“Pledged Equity Interests” means all Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests.

“Pledged LLC Interests” means all membership interests owned by Debtor in any limited lia bility company, including a ll membership interests listed on Schedule I and the certificates, if any, representing such membership interests as such interest may be increased or otherwise adjusted from time to time, including (a) all of Debtor’s right, title, and interest in any and all distributions, issues, profits, and shares (including rights in the nature of warrants, purchase options, or options to acquire any property or further interest in such limited liability company) payable or distributable by such limited liability company, whether in cash or otherwise, whether for capital or income or surplus or otherwise, including distributions upon liquidation, dissolution, revision, reclassification, split-up, or other change or tra nsaction affecting such limited lia bility company, or as a sa le, refinancing, or other capital transaction affecting any assets or property of such limited liability company; (b) a ll of Debtor’s right, title, and interest as a member with respect to such limited lia bility company and the Organizational Documents rela ting thereto; (c) a ll of Debtor’s rights under the Organizational Documents rela ting to such limited lia bility company; (d) all of Debtor’s right to vote upon, approve, or consent to (or withhold consent or approval to) any matter pursuant to the Orga nizational Documents rela ting to such limited lia bility company, or otherwise to control, manage, or direct the affairs of such limited lia bility company; and (e) all of Debtor’s right to terminate, amend, supplement, modify or waive performance under, the Organiza tional Documents relating to such limited liability company, or perform thereunder, and to compel performance and otherwise to exercise all remedies thereunder.

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“Pledged Partnership Interests” means all partnership interests owned by Debtor in any general partnership, limited partnership, limited lia bility partnership or other partnership, including a ll partnership interests listed on Schedule I and the certificates, if any, representing such partnership interests as such interest may be increased or otherwise adjusted from time to time, including (a) a ll of Debtor’s right, title, and interest in any and all distributions, issues, profits, and shares (including rights in the nature of warrants, purchase options, or options to acquire any property or further interest in such partnership) payable or distributable by such partnership, whether in cash or otherwise, whether for capital or income or surplus or otherwise, including distributions upon liquidation, dissolution, revision, recla ssification, split-up, or other change or transaction affecting such partnership, or as a sale, refinancing, or other capital transaction affecting any assets or property of such partnership; (b) a ll of Debtor’s right, title, and interest as a partner with respect to such partnership and the Organizational Documents relating to such partnership; (c) all of Debtor’s rights under the Constituent Documents relating to such partnership; (d) all of Debtor’s right to vote upon, approve, or consent to (or withhold consent or approval to) any matter pursuant to the partnership, or otherwise to control, manage, or direct the affairs of such partnership; and (e) all of Debtor’s right to terminate, amend, supplement, modify or waive performance under, the Organizational Documents relating to such partnership, or perform thereunder, and to compel performance and otherwise to exercise all remedies thereunder.

“Pledged Stock” means a ll shares of capital stock owned by Debtor, including a ll shares of capital stock described on Schedule I, and the certificates, if any, representing such shares and any interest of such Debtor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, including all voting rights with respect to such Pledged Stock and all dividends, distributions, cash, warrants, rights, options, Instruments, securities, and other property or Proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such shares.

“Person” means any individual, corporation, limited liability company, trust (business or otherwise), association, company, partnership (general or limited), joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Responsible Officer” means the Person designated by any Person to act on behalf of such Person. Any document delivered hereunder that is signed by a Responsible Officer of such Person shall be conclusively presumed to have been authorized by all necessary corporate, limited lia bility company, partnership a nd/or other action on the part of Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Stauss Family Administrative Trust Note 1” means that certain Promissory Note dated December 31, 2011 executed by Zircon to Stauss Family Administrative Trust in the original principal balance of THREE HUNDRED NINETY SIX THOUSAND FOUR HUNDRED NINETY ONE AND 00/100 DOLLARS ($396,491.00) as amended, modified, addended or restated.

“Stauss Family Administrative Trust Note 2” means that certain Promissory Note dated December 31, 2011 executed by Zircon to Stauss Family Administrative Trust in the original principal balance of SIX HUNDRED FIFTY EIGHT THOUSAND SIX HUNDRED TWENTY EIGHT AND 70/100 DOLLARS ($658,628.70) as amended, modified, addended or restated.

“Stauss Family Administrative Trust Note Subordination Agreement” means that certain Subordination Agreement dated as of the Effective Date by Stauss Family Administra tive Trust in favor of Lender.

“Subsidiary” means any entity (a) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by a Person and/or its Subsidiaries, and (b) which is treated as a subsidiary in accordance with GAAP.

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“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Dela ware; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defineddifferently in different articles or divisions of the UCC, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisionsof law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Delaware, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisionsthereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Zircon Mexico” means Zircon de Mexico, S.A. de C.V.

“Zircon Mexico Note 1” means that certain Promissory Note dated June 16, 2008 executed by Zircon to Zircon Mexico in the origina l principal balance of FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($400,000.00) as amended, modified, addended or restated.

“Zircon Mexico Note 2” means that certain Promissory Note Number 2 dated July 26, 2021 executed by Zircon to Zircon Mexico in the origina l principal balance of FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($400,000.00) as amended, modified, addended or restated.

All words and phrases used herein shall have the meaning specified in the UCC except to the extent such meaning is inconsistent with this Agreement. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Any accounting term used in the Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, a nd all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenantsand calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Effective Date unless Debtor and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

2. Credit Facility.

(a) Revolving Credit Facility. Subject to the terms and conditionsset forth in this Agreement and the other Loan Documents, Lender hereby a grees to make Advances to Debtor under a credit facility (the “Revolving Credit Facility”) in an a ggregate sum not to exceed the LESSER of (i) an amount equal to the Borrowing Base, or (ii) TWELVE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($12,500,000.00) as it may be increased in accordance with Section 2(f) (the “Maximum Amount”), on a revolving basis from time to time during the period commencing on the Effective Date and continuing until the EARLIER of: (i) MARCH 17, 2029 (the “Stated Maturity Date”), and (ii) the acceleration of the Indebtedness pursuant to the terms of the Loan Documents (the EARLIER of such dates being the “Revolving Credit Maturity Date”). If at any time the sum of the aggregate principal amount of Advances outstanding under the Revolving Credit Facility exceeds the lesser of the Maximum Amount or the Borrowing Base, such excess amount shall be deemed an “Overadvance.” Debtor sha ll immediately repay the amount of such Overadvance plus all accrued and unpaid interest thereon upon written demand from Lender, and any such failure to immediately repay such Overadvance shall constitute an Event of Default. Notwithstanding a nything contained herein to the contrary, an Overadvance shall be considered part of the Loan and shall bear interest at the interest rates set forth in the Note evidencing the Revolving Credit Facility and be secured by the Loan Documents. Subject to the terms and conditions hereof, Debtor may borrow, repay and reborrow funds under the Revolving Credit Facility.

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(b) Funding. Lender reserves the right to require not less than ONE (1) Business Day prior notice of each Advance under the Revolving Credit Facility, specifying the aggregate amount of such Advancetogether with any documentation relating thereto as Lender may request in its Permitted Discretion; including, but not limited to, a Borrowing Base Certificate. Debtor shall give Lender notice of each Advance under the Revolving Credit Facility by no later than 1:00 p.m. (New York, New York time). Lender may accept telephonic requests for such Advance, provided that such acceptance shall not constitute a wa iver of Lender’s right to require delivery of a written request in connection with subsequent Advances. Lender sha l have no liability to Debtor for any loss or damage suffered by Debtor as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Debtor and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Advance under this section shall be made available to Debtor by depositing the same, in immediately available funds, in an account of Debtor designated by Debtor or by paying the proceeds of such Advance to a third party designated by Debtor.

(c) Use of Proceeds. The Advances under the Revolving Credit Facility shall be used by Debtor for working capital in the ordinary course of business (including tra de payables to a party in China in the amount of $122,000) and refinancing existing debt of Debtor pursuant to its REVOLVING CREDIT, SECURITY AND GUARANTY AGREEMENT with FGI WORLDWIDE LLC.

(d) Fees. Debtor agrees to pay to Lender:

(i) Origination Fee. An origination fee (the “Origination Fee”) equal to ONE HUNDRED TWENTY-FIVE THOUSAND AND 00/100 DOLLARS ($125,000.00) for the establishment of the Revolving Credit Facility. The Origina tion Fee shall be due and payable on the Effective Date and shall be deemed fully earned as of the Effective Date.

Each fee due hereunder shall compensate Lender for its costs and expenses in the structuring of the Credit Facility and (to the maximum extent permitted by applicable law) shall not be deemed interest.

(e) Uncommitted Extension Option. Debtor may request to extend the Maturity Date to MARCH 17, 2030, which extension shall not be effective unless Lender have consented in writing to such extension in their sole and absolute discretion.

(f) Uncommitted Increase in Maximum Amount.

(i) So long as no Default or Event of Default has occurred and is continuing, upon notice to Lender, Debtor may, request increases in the Maximum Amount (each, a “Commitment Increase”) by an amount not exceeding FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) in the aggregate; provided that (i) Debtor may make a maximum of TWO (2) such requests and (ii) Lender may gra nt or deny all or any portion of such Commitment Increase in its sole discretion.

(ii) If the Commitment is increased in accordance with this Section 2(f), Lender and Debtor shall determine the effective date (the “Commitment Increase Effective Date”) of such increase. Lender shall promptly notify Debtor of each Commitment Increase Effective Date.

(iii) As conditions precedent to such increases, Debtor shall deliver to Lender (1) the Commitment Increase Fee for such Commitment Increase, and (2) a certificate of each Obligor dated as of the Commitment Increase Effective Date signed by an authorized Person on behalf of Obligor, in each case in form and substance satisfactory to Lender, (i) certifying and attaching the resolutions adopted by Obligor approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representationsand warranties contained in the Loan Documents are true and correct on and as of the Commitment Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists, and (3) such documentation as reasonably required by Lender. “Commitment Increase Fee” mea ns an amount equal to the product of (i) the amount of such Commitment Increase multiplied by (ii) ONE HALF OF ONE PERCENT (0.50%).

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(iv) For the avoidance of doubt and except as otherwise specifically provided herein, any Commitment Increase will be on the same terms as contained herein with respect to the Credit Facility; provided that the outstanding balance of the Note shall impact the applicable interest rate as provided in the Note. Lender will not be required to commit to provide any Commitment Increase.

(g) Termination of the Credit Facility. If the Credit Facility is terminated by Debtor prior to the FIRST (1st) anniversary of the Effective Date (including without limitation as a result of acceleration of the outstanding balance of the Credit Facility as a result of the occurrence of an Event of Default), Debtor will pay to Lender, as a prepayment premium (the “Prepayment Premium”) and not as a penalty, an amount equal to ONE AND ONE HALF PERCENT (1.50%) of the Ma ximum Amount. If the Credit Facility is terminated on or after the FIRST (1st) anniversary of the Effective Date, but prior to the SECOND (2nd) anniversary of the Effective Date (including without limitation as a result of acceleration of the outstanding balance of the Credit Facility as a result of the occurrence of an Event of Default), Debtor will pay as a Prepayment Premium an amount equal to ONE PERCENT (1.00%) of the Maximum Amount. If the Credit Facility is terminated on or after the SECOND (2nd) anniversary of the Effective Date, but prior to the THIRD (3rd) anniversary of the Effective Date (including without limitation as a result of acceleration of the outstanding balance of the Credit Facility as a result of the occurrence of an Event of Default), and Debtor fa ils to provide at least NINETY (90) days’ written notice to Lender of such termination, Debtor will pay as a Prepayment Premium an amount equal to ONE HALF PERCENT (0.50%) of the Maximum Amount; provided that the termination fee will be wa ived if the Credit Facility is terminated on or a fter the SECOND (2nd) anniversary of the Effective Date (including without limita tion as a result of acceleration of the outstanding balance of the Credit Facility as a result of the occurrence of an Event of Default) and the Credit Facility is contemporaneously refinanced by an Federal Deposit Insurance Corporation insured financial institution.

(h) Right of First Refusal. If, at any time prior to the Stated Maturity Date, Debtor or any Affiliate of such Person (each a “ROFR Party”) shall receive a bona fide loan offer from any third Person which such ROFR Party intends to accept for Debt secured by Intellectual Property, such ROFR Party sha l provide Lender a written notice (the “Loan Notice”) of the terms of the offer from such third Person (along with a copy of each writing evidencing such offer). Lender shall have the right, for a period of NINETY (90) days following the date on which Lender receives the Loan Notice, to make the loan on the terms specified in the Loan Notice. If Lender shall fail to deliver to Debtor written notice of Lender’s election to make such loan within THIRTY (30) days following the date Lender receives the Loan Notice, the ROFR Party shall be permitted to accept the loan from such third Person, so long as the loan is on substantially the terms and conditions set forth in the Loan Notice.

3. Note, Rate and Computation of Interest. Each Credit Facility (whether one or more) established pursuant to the Loan Documents shall be evidenced by a Note duly executed by Debtor and payable to the order of Lender, in form and substance acceptable to Lender. Interest on such Note shall accrue at the rates set forth therein. The principal of and interest on such Note shall be due and payable in accordance with the terms and conditions set forth in such Note and in this Agreement. All payments under this Agreement and the other Loan Documents sha l be made to Lender at Lender’s offices as set forth herein in Dolla rs and immediately availa ble funds, without setoff, deduction or counterclaim, and free and clear of all taxes, at the time and in the manner provided in such Note.

4. Collateral.

(a) Grant of Security Interest. As colla teral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Indebtedness, Debtor hereby pledges to and grants Lender, a security interest in, all of Debtor’s right, title and interest in the Collateral, whether now owned by Debtor or hereafter acquired and whether now existing or hereafter coming into existence. If Debtor at any time holds or acquires a commercial tort cla im, Debtor shall notify Lender in writing within FIVE (5) Business Days of such occurrence with the details thereof and grant to Lender a security interest therein or Lien thereon and in the proceeds thereof, in form and substance satisfactory to Lender. If the security interest granted hereby in any rights of Debtor under any contract or other agreement included in the Collateral is expressly prohibited by such contract, then the security interest hereby granted therein nonetheless remains effective to the extent allowed by Article 9 of the UCC or other a pplicable law, but is otherwise limited by that prohibition.

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(b) Debtor Remains Liable. Notwithstanding anything to the contrary contained herein, (i) Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of Debtor’s respective duties and obligations thereunder to the same extent as if this Agreement had not been executed; (ii) the exercise by Lender of any of its rights hereunder sha l not release Debtor from any of its duties or obligations under the contracts and agreements included in the Colla teral and (iii) Lender shall not have any obligation or lia bility under any of the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce a ny claim for payment assigned hereunder.

(c) Intellectual Property. All Intellectual Property owned or used by Debtor (if any) is listed, together with application or registration numbers, where applicable, in Schedule I. Debtor owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have a Material Adverse Effect. Debtor will ma intain the patenting and registra tion of a ll Intellectual Property necessary to conduct its business with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority, and Debtor will use commercia ly reasonable efforts to patent or register, as the case may be, all new Intellectual Property and notify Lender in writing FIVE (5) Business Days prior to filing any such new patent or registration.

(d) Additional Documents; Errors and Omissions. TO SECURE FULL AND COMPLETE PAYMENT AND PERFORMANCE OF THE INDEBTEDNESS, OBLIGOR SHALL EXECUTE AND DELIVER OR CAUSE TO BE EXECUTED AND DELIVERED ALL OF THE LOAN DOCUMENTS REQUIRED BY LENDER IN THE EXERCISE OF ITS PERMITTED DISCRETION TO CARRY OUT THE PROVISIONS AND PURPOSES OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND TO CREATE, PRESERVE, AND PERFECT THE LIENS OF LENDER IN THE COLLATERAL. IN THE EVENT ANY OF THE LOAN DOCUMENTS EVIDENCING OR SECURING THE INDEBTEDNESS MISREPRESENTS OR INACCURATELY REFLECTS THE CORRECT TERMS AND/OR PROVISIONS OF THE INDEBTEDNESS, OBLIGOR SHALL UPON REQUEST BY LENDER AND IN ORDER TO CORRECT SUCH MISTAKE, EXECUTE SUCH NEW DOCUMENTS OR INITIAL CORRECTED, ORIGINAL DOCUMENTS AS LENDER MAY DEEM NECESSARY IN ITS PERMITTED DISCRETION TO REMEDY SAID ERRORS OR MISTAKES. OBLIGOR SHALL EXECUTE SUCH OTHER DOCUMENTS AS LENDER SHALL DEEM NECESSARY IN ITS PERMITTED DISCRETION TO CORRECT ANY DEFECTS OR DEFICIENCIES IN THE LOAN DOCUMENTS. OBLIGOR’S FAILURE TO EXECUTE SUCH DOCUMENTS AS REASONABLY REQUESTED BY LENDER IN ITS PERMITTED DISCRETION SHALL CONSTITUTE AN EVENT OF DEFAULT UNDER THIS AGREEMENT.

(e) Setoff. As further security for the Indebtedness, Debtor gra nts to Lender a FIRST (1st) Lien and contractual right of set-off in and to all Colla teral of Debtor now or at any time hereafter coming within the custody or control of Lender, including (without limitation) all deposit accounts, whether such deposit accounts have matured or not, and whether the exercise of such right of set-off results in loss of interest or other penalty under the terms of the deposit account agreement. It is further agreed that Lender shall have a FIRST (1st) Lien on all deposits and other sums at any time credited by or due from Lender to Debtor as security for the payment of the Indebtedness, and Lender, at its option after the occurrence of a Default may without notice and without any lia bility, hold a ll or any part of any such deposits or other sums until all amounts owing under the Loan Documents have been paid in full, and/or Lender may apply or set-off all or any part of any such deposits or other sums credited by or due from Lender to or a ga inst any sums due under the Loan Documents in any manner and in any order of preference which Lender, in its sole discretion, chooses. The rights and remedies of Lender hereunder are in addition to a ny other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

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(f) Satisfaction of Indebtedness. Until the Indebtedness has been Indefeasibly Paid and fully satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted) and the commitments of Lender under the Credit Facility have been terminated, Lender sha l be entitled to retain the security interests in the Colla teral granted under the Loan Documents and the ability to exercise all rights and remedies available to Lender under the Loan Documents and applicable laws.

5. Conditions Precedent.

(a) Initial Advance. The obligation of Lender to make the initia l Advance under the Credit Facility is subject to the condition precedent that Lender shall have received, or such condition sha l be otherwise satisfied, as of the Effective Date, to Lender’s satisfaction in the exercise of its Permitted Discretion:

(i) Closing Certificate. A CLOSING CERTIFICATE executed by a Responsible Officer of Obligor (if Obligor is not a natural Person), or a Responsible Officer of the Authorizing Entity of Obligor, which certifies: (1) the resolutions of such Person as a dopted by such Person’s Authorizing Entity authorizing the execution, delivery, and performance of the Loan Documents that Obligor is a party to; (2) certificates of the appropriate government officials of the state of organization of Obligor and any Authorizing Entityof Obligor, and any state any such Person is currently doing business as to the existence, qualification and good standing of such Person, dated no more than TEN (10) calendar days prior to the Effective Date; (3) the true and correct Organizational Documents of Obligor and a ny Authorizing Entity of Obligor and (4) the names of the Responsible Officer authorized to sign the Loan Documents that Obligor is a party to, together with specimen signatures of such Persons.

(ii) Loan Documents. The Loan Documents executed by Obligor party thereto.

(iii) Lien Search. The results of a UCC search showing all financing statements and other documents or instruments on file a gainst Debtor in such locations as Lender may request in its Permitted Discretion, dated no more than TEN (10) days prior to the Effective Date.

(iv) Financing Statements. UCC fina ncing statements covering the Colla teral sha l have been filed with such filing offices as Lender may request.

(v) Insurance Matters. Copies of insurance certificates describing all insurance policies as may be required by Lender, together with loss payee a nd lender endorsements in favor of Lender with respect to all insurance policies covering the Collateral.

(vi) Fees and Expenses. Evidence that the costs and expenses of Lender (including reasonable attorneys’ fees) and all fees owing to Lender, shall have been paid in full by Debtor.

(vii) Zircon Mexico Note Addenda. An addendum to the Zircon Mexico Note 1 and an addendum to Zircon Mexico Note 2, in each case that (1) deletes the reference to “FGI Worldwide LLC upon the closing the Credit Agreement between FGI Worldwide LLC and Zircon Corporation and to replace and insert for such deletion “Altriarch Holdings SPV, LLC upon the closing of the Loan and Security Agreement among Altriarch Holdings SPV, LLC, Zircon Corporation and ZRCN Inc” and (2) extends the maturity thereof from December 31, 2027 until April 1, 2029.

(viii) Stauss Family Administrative Trust Note Addendum. An addendum to the Stauss Family Administrative Trust Note 1 and Stauss Family Administrative Trust Note 2 that (1) deletes the reference to “FGI Worldwide LLC upon the closing the Credit Agreement between FGI Worldwide LLC and Zircon Corporation and to replace and insert for such deletion “Altriarch Holdings SPV, LLC upon the closing of the Loan and Security Agreement among Altriarch Holdings SPV, LLC, Zircon Corporation and ZRCN Inc” and (2) extends the maturity thereof from December 31, 2027 until April 1, 2029.

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

(ix) Opinion. The opinion of Obligor’s counsel as to matters requested by Lender and its counsel in the exercise of Lender’s Permitted Discretion.

(x) Other Matters. Such other documents a nd agreements as may be required by Lender in its Permitted Discretion.

(b) All Advances. The obligation of Lender to make any Advance shall be subject to the following additional conditions precedent:

(i) Borrowing Base Certificate. Lender shall have received in accordance with this Agreement, a Borrowing Base Certifica te executed by a Responsible Officer of Debtor.

(ii) No Default, Etc. No Default or event which would reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing, or would result from or after giving effect to such Advance.

(iii) Additional Documentation. Lender shall have received such additional approvals, opinions, or documents as Lender or its legal counsel may request in the exercise of Lender’s Permitted Discretion.

(iv) Representations and Warranties. All of the representations and warranties contained in the Loan Documents shall be true and correct in material respects on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date.

Each Advance hereunder shall be deemed to be a representation and warranty by Debtor that the conditions specified in this Section have been satisfied on and as of the date of the applicable Advance.

6. Representations and Warranties. Upon each Advance hereunder, Obligor hereby represents and wa rra nts to Lender as follows:

(a) Existence; Location. Obligor (if not a natural person) (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) has a ll requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qua lified to do business in a ll jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Obligor has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party. Debtor’s exact lega l name, jurisdiction of organization, type of entity, a nd the location of its principal place of business, or chief executive office (or the principal residence if Debtor is a na tural person) and of the books and records relating to Debtor, are disclosed as set forth in this Agreement. Debtor has no places of business except those disclosed in writing to Lender. Except as set forth on Schedule 6(a), Debtor has not changed its name, jurisdiction of organization, principal place of business, or chief executive office (or principal residence if such Debtor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past FIVE (5) yea rs.

(b) Binding Obligations. The execution, delivery, and performance of the Loan Documents by Obligor has been duly authorized by all necessary action by Obligor, and constitute legal, valid and binding obligations of Obligor, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

(c) No Consent. The execution, delivery a nd performance of the Loan Documents, and the consummation of the transactions contemplated thereby, do not (i) conflict with, result in a violation of, or constitute a default under (1) any provision of the Organizational Documents (if any) or other instrument binding upon Obligor, (2) any law, governmental regulation, court decree or order applicable to Obligor, or (3) any contractual obligation, a greement, judgment, license, order or permit applicable to or binding upon Obligor, (ii) require the consent, approval or authorization of any third party, or (iii) result in or require the creation of any Lien, charge or encumbrance upon any property or asset of Obligor except as may be expressly contemplated in the Loan Documents. No consent is required for the exercise by Lender of the rights provided for in the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents (except as may be required in connection with the disposition of certain Collateral by applicable law, regulation or judicial decision).

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

(d) Financial Condition. Each financial statement of Obligor supplied to Lender accurately discloses and fairly presents such Person’s financial condition as of the date of each such statement. There has been no material adverse change in such financial condition or results of operations of Obligor subsequent to the date of the most recent financial statement supplied to Lender. All projections delivered by Debtor to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Lender and all such assumptions are disclosed in the projections.

(e) Operation of Business. Debtor possesses all contracts, licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and Debtor is not in viola tion of any valid rights of others with respect to any of the foregoing, except any violations that would not reasonably be expected to have a Material Adverse Effect.

(f) Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Obligor, threatened against or affecting Obligor that would, if adversely determined, have a Material Adverse Effect. There are no outstanding judgments against Obligor.

(g) Debt. Debtor has no Debt other than the Permitted Debt (as defined below).

(h) Disclosure. No statement, information, report, representation, or warra nty made by Obligor in the Loan Documents or furnished to Lender in connection with the Loan Documents or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Obligor which would reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to Lender.

(i) Subsidiaries, Ventures, Etc. Debtor has no Subsidiaries or joint venturesor partnerships other than those listed in Schedule I and such Schedule sets forth the jurisdiction of organization of each such Person and the percentage of Debtor’s ownership interest in such Person.

(j) Agreements. Debtor is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6(j), Debtor is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business.

(k) Compliance with Laws. Obligor is not in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, the violation of which would reasonably be expected to have a Material Adverse Effect.

(l) Taxes; Governmental Charges. Obligor has filed a ll federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. Obligor has no knowledge of any pending investigation of Obligor by any taxing authority or any pending but unassessed tax liability.

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(m) Use of Proceeds; Margin Securities. Debtor is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of regulations of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(n) ERISA. Debtor is in complia nce in a ll ma terial respects with a ll applicable provisions of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder (“ERISA”). Neither a reportable event nor a prohibited transaction has occurred and is continuing with respect to any plan. No notice of intent to terminate a plan has been filed, nor has any plan been terminated. No circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA (the “PBGC”) to institute proceedings to terminate, or appoint a trustee to administer, a plan, nor has the PBGC instituted any such proceedings. Neither Debtor nor any ERISA Affiliate (as defined below) has completely or partially withdrawn from a multiemployer plan. Debtor and each ERISA Affilia te have met their minimum funding requirements under ERISA with respect to all of their plans, and the present value of all vested benefits under each plan do not exceed the fair market value of all plan assets allocable to such benefits, as determined on the most recent valuation date of the plan and in accordance with ERISA. Neither Debtor nor any ERISA Affilia te has incurred any lia bility to the PBGC under ERISA. “ERISA Affiliate” means each trade or business (whether or not incorporated) which together with Debtor would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISAor subsections (b), (c), (m) or (o) of section 414 of the Internal Revenue Code of 1986.

(o) Regulated Entities. Debtor is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (ii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regula tion limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents.

(p) Customer Identification – USA Patriot Act Notice; OFAC. Lender hereby notifies Debtor that pursuant to the requirements of the Patriot Act and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Debtor, which information includes the name and address of Debtor and such other information that will a llow Lender to identify Debtor in accordance with the Patriot Act. Debtor represents and covenants that it is not and will not become a Person (individually, a “Prohibited Person”) listed on the OFAC List or otherwise subject to any other prohibitions or restriction imposed by any laws, rules or regulations administered by OFAC (collectively the “OFACRules”). Debtor represents and covenants that it also (i) is not and will not become owned or controlled by a Prohibited Person, (ii) is not acting and will not act for or on behalf of a Prohibited Person, (iii) is not otherwise associated with and will not become associa ted with a Prohibited Person, (iv) is not providing and will not provide any material, financial or technological support for or financial or other service to or in support of acts of terrorism for a Prohibited Person. Debtor will not permit the transfer any interest in Debtor to a Prohibited Person. Debtor shall notify Lender if Debtor has knowledge that Obligor or any member or beneficial owner of Obligor is or becomes a Prohibited Person or is indicted on or arraigned and held over on chargesinvolving money laundering or predicate crimesto money laundering. Debtor will not enter into any transaction or undertake any activities related to the Loan in violation any anti-money laundering laws (the “Anti-Money Laundering Laws”). Debtor shall (i) not use or permit the use of any proceeds of the Loan in any way that will violate either the OFAC Rules or Anti-Money Laundering Laws, (ii) comply and cause all of its subsidiaries to comply with applicable OFAC Rules and Anti-Money Laundering Laws, (iii) provide information as Lender may require from time to time to permit Lender to satisfy its obligations under the OFAC Rules and/or the Anti-Money Laundering Laws, and (iv) not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the foregoing. Debtor shall immediately notify Lender a fter Debtor obtains actual knowledge that Obligor is a Prohibited Person or (i) is convicted of, (ii) pleadsnolo contendere to, (iii) is indicted on, or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

(q) Solvency. On the Effective Date and on the date of each Advance, Debtor will be and after giving effect to the requested Advance, will be, solvent.

(r) Representations and Warranties Relating to the Collateral.

(i) Information. All information supplied by Debtor to Lender with respect to the Collateral is true, correct, and complete in a ll materia l respects.

(ii) Security Interest. Debtor has and will have at all times (1) good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder, (2) full right, power and authority to grant a security interest in the Collateral to Lender in the manner provided herein, free and clear of any Lien, security interest or other charge or encumbrance other than for the Permitted Encumbrances. The Loan Documents createa lega l, valid and binding security interest in favor of Lender in all now owned and hereafter acquired Collateral securing the Indebtedness; and (1) upon the filing of a ll UCC fina ncing statements naming Debtor as “debtor” and Lender as “secured party” and describing the Colla teral in the filing offices in the jurisdiction in which Debtor is organized, (2) upon execution of a control agreement establishing Lender’s Control with respect to any deposit account, securities account, or commodity account (to the extent that such account is not with Lender), (3) upon delivery of all instruments, chattel paper, certificated pledged equity interests, (4) upon sufficient identification of commercial tort claims, and (5) upon consent of the issuer or any nominated person with respect to letter of credit rights, the security interests granted to Lender thereunder constitute valid and perfected FIRST (1st) priority Lien.

(iii) Property Locations. All tangible personal property of Debtor is loca ted at the locations described on Schedule I. All of such locations are owned by Debtor except for locations (1) which are leased by Debtor as lessee and designated in Schedule I (and for which Debtor has delivered a wa iver of the landlord’s Lien acceptable to Lender, if requested), and (2) at which inventory is held in a public warehouse or is otherwise held by a bailee or on consignment, with respect to which inventory Debtor has delivered bailment agreements, warehouse receipts, financing statements or other Documents satisfactory to Lender to protect Lender’s security interest in such inventory.

(iv) No Financing Statements or Control Agreements. Other than the financing statements and control agreements with respect to this Agreement, there are no other financing statements or control agreements covering any Collateral, other than those evidencing Permitted Encumbrances.

(v) Maintenance of Collateral. All tangible Colla teral which is materia l to Debtor’s business is in good repair and condition, ordinary wear and tear excepted.

(vi) Inventory. All inventory of Debtor (if any) has been and will hereafter be produced in compliance with a ll applica ble la ws, rules, regula tions, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act (29 U.S.C. §§ 201-219).

(vii) Intellectual Property. All material Intellectual Property owned or used by Debtor is listed, together with application or registration numbers, where applicable, in Schedule I. Debtor is the sole and exclusive owner of the entire and unencumbered right, title, and interest in and to the material Intellectual Property purported to be owned by Debtor free and clear of any Liens, including any pledges, a ssignments, licenses, user agreements, and covenants by Debtor not to sue third persons, other than Permitted Encumbrances. To the best of Debtor’s knowledge, no third party is infringing, or in Debtor’s reasonable business judgment, may be infringing, any of such Debtor rights under any material Intellectual Property. To the best of Debtor’s knowledge, no claims with respect to the Intellectual Property have been asserted and are pending (1) to the effect that the sale, licensing, pledge, or use of any of the products of Debtor’s business infringes any other party’s valid copyright, trademark, service mark, trade secret, or other intellectual property right, (2) against the use by Debtor of any Intellectual Property used in such Debtor’s business as currently conducted, or (3) challenging the ownership or use by Debtor of any of the Intellectual Property that such Debtor purports to own or use.

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

(viii) Deposit, Commodity, and Securities Accounts. Schedule I correctly identifies all deposit accounts, commodity accounts, and securities accounts in which Debtor has an interest and the institutions holding such accounts (if other than Lender). Debtor is the sole account holder of each such account, a nd Debtor has not consented to, and is not otherwise aware of, any person (other than Lender) having Control over, or any other interest in, any such account or the property credited thereto.

(ix) Letter of Credit Rights. All letters of credit to which Debtor has rights is listed on Schedule I, and Debtor has obtained the consent of each issuer or the nominated person of any letter of credit to the assignment of the Proceeds of the letter of credit to Lender.

(x) Pledged Equity Interests.

(1) Schedule I sets forth all of the Pledged Stock, Pledged LLC Interests, and Pledged Partnership Interests owned by Debtor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule.

(2) Debtor is the record a nd beneficial owner of the Pledged Equity Interests owned by it free of all Liens, rights or claims of other persons other than Permitted Encumbrances, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

(3) No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of Lender in any Pledged Equity Interests or the exercise by Lender of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof.

(4) None of the Pledged Equity Interests are or represent interests in issuers that (A) are registered as investment companies or (B) are dealt in or traded on securities exchanges or ma rkets.

(5) Except as otherwise set forth on Schedule I, all of the Pledged LLC Interests and Pledged Partnership Interests are or represent interests in issuers that have not opted to be treated as securities under the UCC of any jurisdiction.

(xi) (A) Debtor has delivered to Lender all stock certificates, or other instruments or documents representing or evidencing the Pledged Equity Interests, together with corresponding assignment or transfer powers duly executed in blank by Debtor, and such powers have been duly and validly executed and are binding and enforceable against Debtor in accordance with their terms and (B) to the extent such Pledged Equity Interests are uncertificated, Debtor has taken all actions necessary or desirable to establish Lender’s Control over such Pledged Equity Interests.

The foregoing representations and warranties will be true and correct in all respects with respect to any additional Colla teral or additional specific descriptions of certain Colla teral delivered to Lender in the future by Debtor. The failure of any of these representations or warranties or any description of Collateral therein to be accurate or complete shall not impair the security interest in any such Collateral.

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7. Covenants. Until a ll Indebtedness is Indefeasibly Paid or performed, and Lender has no further commitment to lend under the Credit Facility, Obligor agrees and covenants as follows:

(a) Compliance. OBLIGOR SHALL (i) COMPLY WITH, PERFORM, AND BE BOUND BY ALL COVENANTS AND AGREEMENTS IN THE LOAN DOCUMENTS THAT ARE APPLICABLE TO OBLIGOR, ITS ASSETS, OR ITS OPERATIONS, EACH OF WHICH IS HEREBY RATIFIED AND CONFIRMED INCLUDING THE INDEMNIFICATION AND RELATED PROVISIONS OF ANY LOAN DOCUMENT; AND (ii) CONSENT TO AND APPROVE OF THE VENUE, SERVICE OF PROCESS, AND WAIVER OF JURY TRIAL PROVISIONS IN THIS AGREEMENT.

(b) Maintenance of Existence; Conduct of Business. Debtor shall preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Debtor shall conduct its business in accordance with existing business practices.

(c) Maintenance of Properties. Debtor shall maintain, keep, and preserve all of its properties and assets (tangible and intangible) material to the proper conduct of its business in good working order and condition.

(d) Taxes and Claims. Debtor shall pay or discharge at or before maturity or before becoming delinquent (i) all taxes, levies, assessments, and governmental chargesimposed on it or its income or profits or any of its property or assets, and (ii) a ll la wful cla ims for la bor, material, and supplies, which, if unpaid, might become a Lien upon any of its property or assets; provided, however, that such Person shall not be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.

(e) Ownership and Liens; Impairment of Collateral. Debtor will ma intain good and indefeasible title to the Collateral free and clear of all Liens, security interests, encumbrances or adverse claims, except for Permitted Encumbrances. Debtor will cause any financing statement or other security instrument with respect to the Collateral to be terminated, except for Permitted Encumbrances. Debtor will defend at its expense Lender’s right, title and security interest in and to the Colla teral against the claims of any third party. Debtor will not take any action that would in any manner impair the enforceability of Lender’s security interest in any Collateral. Debtor will not adjust, settle, compromise, amend or modify any Collateral, except an adjustment, settlement, compromise, amendment or modification in good faith and in the ordinary course of business; provided, however, this exception shall terminate following written notice from Lender upon the occurrence and during the continuation of an Event of Default. Debtor shall provide to Lender such information concerning (i) any adjustment, settlement, compromise, amendment or modification of any Colla teral, and (ii) any claim asserted by any account debtor for credit, allowance, adjustment, dispute, setoff or counterclaim, as Lender may request from time to time in its Permitted Discretion.

(f) Inspection Rights. At any reasonable time and from time to time, Debtor shall permit representatives of Lender: (i) to examine, inspect, review, evaluate and make physical verifications and appraisals of (1) the Colla teral, or (2) other property and assets of Debtor in any manner and through any medium that Lender considers advisable;(ii) to examine, copy, and make extracts from its books and records; (iii) to visit and inspect its properties and assets; and (iv) to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants, in each instance, at the Debtor’s expense. The Debtor will pay the Lender the reasonable out-of-pocket costs and expenses of any audit or inspection of the Collateral promptly after receiving the invoice; provided that the Debtor sha l not be required to reimburse the Lender for the foregoing expensesrelating to more than two such inspections or audits in any calendar year unless an Event of Default has occurred and is continuing, in which event the Debtor shall be required to reimburse the Lender for a ny and all of the foregoing expenses. The inspections described in this subsection (f) shall occur during business hours and with reasonable prior notice; unless an Event of Default has occurred and is continuing, in which event such limitations shall not apply.

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(g) Keeping Books and Records. Debtor shall maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

(h) Compliance with Laws. Debtor shall, and shall cause each of its Subsidiaries to, comply in a ll ma terial respects with a ll applicable la ws, rules, regulations, orders, and decrees of any Governmental Authority or a rbitrator, where the failure to comply would reasonably be expected to have a Material Adverse Effect.

(i) Compliance with Agreements. Obligor sha ll comply in a ll ma terial respects with a l agreements, contracts, and instruments binding on it or affecting its properties or business, where the failure to comply would reasonably be expected to have a Material Adverse Effect.

(j) ERISA. Debtor shall, and shall cause each of its Subsidiaries to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

(k) Reserved.

(l) Additional Obligors. Debtor shall notify Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and any event within TEN (10) days), subject to requirements of applicable la w, (i) cause each Domestic Subsidiary to (i) execute and deliver to Lender a joinder in agreement in form and substance satisfactory to Lender, (ii) execute and deliver all Loan Documents requested by Lender, and (iii) cause (A) ONE HUNDRED PERCENT (100.00%) of the issued and outstanding Pledged Equity Interests of each Obligor’s Domestic Subsidiaries and (B) SIXTY-FIVE PERCENT (65.00%) of the issued and outstanding Pledged Equity Interests of each Obligor’s Foreign Subsidiaries entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) to be subject at all times to a first priority, perfected Lien in favor of the Lender, pursuant to the terms and conditions of the Loan Documents or other security documents as the Lender shall request.

(m) Debt. Debtor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur, create, assume, or permit to exist any Debt, exceptthe following (each of (i) – (v) below, collectively the “Permitted Debt”):

(i) Debt to Lender;

(ii) Existing Debt described on the Schedule III;

(iii) Debt which is subordinated to Lender on terms and conditions acceptable to Lender in its sole discretion as set forth on Schedule III (the “Subordinate Indebtedness”);a nd

(iv) Trade payables incurred in the ordinary course of business; and

(v) Debt not to exceed THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($300,000.00) in the aggregate at any time outstanding without the consent of Lender, which consent shall not be unreasonably delayed, withheld, or conditioned, and which Debt is subordinated to Lender on terms and conditions acceptable to Lender, including, without limitation, the execution of a subordination agreement in form and substance acceptable to Lender.

(n) Other Changes. DEBTOR WILL NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF LENDER, (i) CREATE, INCUR OR ASSUME INDEBTEDNESS FOR BORROWED MONEY, INCLUDING CAPITAL LEASES, OTHER THAN INDEBTEDNESS EXPRESSLY PERMITTED BY THE LOAN DOCUMENTS, (ii) SELL, TRANSFER, MORTGAGE, ASSIGN, PLEDGE, LEASE (OTHER THAN IN THE ORDINARY COURSE OF BUSINESS), GRANT A SECURITY INTEREST IN OR ENCUMBER ANY OF DEBTOR’S ASSETS (EXCEPT AS EXPRESSLY PERMITTED BY THE LOAN DOCUMENTS), OR (iii) SELL ANY OF DEBTOR’S ACCOUNTS, EXCEPT TO LENDER.

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

(o) Dividends or Distributions. Debtor shall not (if any Default hasoccurred or would occur by reason of any action hereunder), directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its equity interests, or redeem, purchase, retire, call, or otherwise acquire any of its equity interests, or permit any of its Subsidiaries to purchase or otherwise acquire any equity interest of Debtor or another Subsidiary of Debtor, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, or incur any obligation (contingent or otherwise) to do any of the foregoing.

(p) Fundamental Change. Debtor will not, without the Lender’s prior written consent (i) make any material change in the nature of its business as carried on as of the Effective Date, (ii) amend or permit the amendment of any of its Organizational Documents, (iii) liquida te, merge or consolidate with or into any other Person, (iv) make a change in organizational structure or the jurisdiction in which it is organized, or (v) permit ANY change in Debtor’s legal name or the state of Debtor’s organization. Debtor sha ll execute and deliver a ll such additional documents and perform all additional acts as Lender, in its sole discretion, may request in order to continue or maintain the existence and priority of its security interest in a ll of the Colla tera l.

(q) Loans. Debtor will not make loans or guarantee any obligation of a ny other Person or entity other than (i) loans or advances to employees of Debtor not to exceed FIVE THOUSAND AND 00/100 DOLLARS ($5,000.00) in the a ggregate outstanding at any time, including such loans and advances outstanding on the Effective Date, and (ii) accounts receivable for sales of inventory and other products and services provided by Debtor to its respective customers in the ordinary course of business of Debtor.

(r) Transactions with Affiliates. Debtor will not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Debtor, except in the ordinary course of businessand pursuant to the reasonable requirements of Debtor’s business (upon prior written notice to Lender) and upon fair and reasonable terms no less favorable to Debtor than would be obtained in a comparable a rm’s-length transaction with a Person or entity not an Affilia te of Debtor.

(s) Waivers and Consents Relating to Real Property Interests. Debtor shall cause each mortgagee of real property owned by Debtor and each la ndlord of real property leased by Debtor in the United States to execute and deliver agreements satisfactory in form and substance to Lender by which such mortgagee or landlord (i) waives or subordinates any rights it may have in the Collateral, or (ii) consents to the mortgage or other encumbrance of Debtor’s interest in such real property; provided that the forgoing requirement does not apply to the real property located at 1580 Dell Avenue,Campbell, CA 95008. Debtor shall not keep any tangible personal property Collateral at any location other than as set forth on Schedule I hereto.

(t) Change in Control. Debtor sha ll not permit any Change of Control of Debtor. For purposes of this section, “Change of Control” shall mean any of the following:

(i) the Debtor, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Debtor with or into another Person;

(ii) any Debtor, directly or indirectly, effects any sale, assignment, tra nsfer, conveyance or other disposition of a ll or substantially all of its assets in one or a series of related transactions;

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

(iii) the occurrence of any event (whether in one or a series of transactions) which results in Permitted Holders ceasing to own and control, directly, at least 51% of the outstanding voting Equity Interests of ZRCN (on a fully diluted basis); or

(iv) the occurrence of any event (whether in one or a series of transactions) which results in ZRCNfailing to own all of the Equity Interests of Zircon (on a fully diluted basis);

(u) Investments. Debtor will not purchase any stock, equity interests or debt obligations (except obligations of the U.S. government) in any Person other than as set forth in Schedule I.

(v) Disposition of Assets. Debtor shall not directly or indirectly, sell, lease, assign, transfer, or otherwise dispose of any of its assets, except (i) dispositions of inventory in the ordinary course of business or (ii) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business. Debtor shall not, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed).

(w) Prepayment of Debt. Debtor shall not, directly or indirectly, make any optional or voluntary payment, prepayment, repurchase or redemption of any Debt for borrowed money, except the Indebtedness.

(x) Environmental Protection. Debtor shall not conduct any activity or use any of its properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Debtor would be responsible.

(y) Accounting. Debtor shall not change its fiscal year or make any change (i) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Lender, or (ii) in tax reporting treatment, except as required by law and disclosed to Lender.

(z) Insurance. Debtor will ma intain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker’s compensation, business interruption and other insurance deemed necessary by Lender in the exercise of its Permitted Discretion. Debtor will, at its own expense, maintain insurance with respect to all Collateral in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to Lender from time to time. Each policy of insurance maintained by Debtor shall (i) name Debtor and Lender as insured parties thereunder (without any representation or warranty by or obligation upon Lender) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to Lender notwithstanding any action, inaction or breach of representation or warranty by Debtor, and (iii) provide prior written notice of cancellation or of lapse shall be given to Lender by the insurer in accordance with the insurer’s commercial practices as adopted from time to time. Debtor will deliver to Lender original or duplicate policies of such insurance. Debtor will also, at the request of Lender, duly execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment. All insurance payments in respect of loss of or damage to a ny Collateral shall be paid to Lender and a pplied by Lender in accordance with the Loan Documents, provided, however, that so long as no Default exists, Debtor may use such insurance payments for the repair or replacement of such lost or damaged property.

(aa) Notices of Material Events. Debtor will furnish to Lender prompt written notice of the following:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Obligor that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

(iii) any and all material adverse changes in Obligor’s fina ncial condition and a l claims made against Obligor that would materially affect the financial condition of Obligor.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Debtor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(bb) Accounts and General Intangibles. Debtor will, except as otherwise provided herein, collect, at Debtor’s own expense, all amounts due or to become due under each of the accounts and general intangibles. In connection with such collections, Debtor may and, at Lender’s direction, will take such action not otherwise forbidden herein as Debtor or Lender may deem reasonably necessary or advisable to enforce collection or performance of each of the accounts and general intangibles. Debtor will also duly perform and cause to be performed all of its material obligations with respect to the goodsor services, the sale or lease or rendition of which gave rise or will give rise to each account and all of its obligations to be performed under or with respect to the general intangibles. Debtor also covenants a nd agrees to take any action and/or execute any documents that Lender may reasonably request in order to comply with law relating to the assignment of the accounts.

(cc) Limitation on Issuance of Equity. Debtor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, issue, sell, assign, or otherwise dispose of (i) any of its stock or other equity interests, (ii) any securities exchangeable for or convertible into or carrying a ny rights to acquire any of its stock or other equity interests, or (iii) any option, warrant, or other right to acquire any of its stock or other equity interests. Notwithstanding the foregoing, the Debtor shall be permitted to issue shares of its equity securities for securities convertible and/or exercisable into equity securities of the Company which are set forth on Schedule 6(cc) hereto.

(dd) Chattel Paper, Documents and Instruments. Debtor will take such action as may be requested by Lender in its Permitted Discretion in order to cause any chattel paper, documents or instruments to be valid and enforceable and will cause all chattel paper, and instruments to have only one original counterpart. Upon request by Lender, Debtor will deliver to Lender all originals of chattel paper, documents or instruments and unless such request is made, Debtor will not deliver possession of such chattel paper, documents or instruments to any Person and will mark all chattel paper, documents or instruments with a legend indicating that such chattel paper, document or instrument is subject to the security interest granted hereunder.

(ee) Uncertificated Securities and Certain Other Investment Property. Debtor will permit Lender from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of investment property not represented by certificates which are Collateral to mark their books and records with the numbers a nd face amounts of a l such uncertificated securities or other types of investment property not represented by certificates and a l rollovers and replacements therefor to reflect the Lien of Lender gra nted pursuant to this Agreement. Debtor will take any actions necessary to cause (i) the issuers of uncertificated securities which are Collateral and which are securities and (ii) any financial intermediary which is the holder of any investment property, to cause Lender to have and retain control over such securities or other investment property. Without limiting the foregoing, Debtor will, with respect to investment property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with Lender in form and substance satisfactory to Lender.

(ff) Certificates of Title. With respect to any item of equipment which is covered by a certificate of title and indication of a security interest on such certificate is required as a condition of perfection, upon the request of Lender, Debtor shall cause Lender’s security interest to be properly indicated thereon.

(gg) Deposit Accounts. All deposit accounts of Debtor used for customer receipts sha l be subject to a Deposit Account Control Agreement; provided that with respect to the deposit accounts shown as customer receipt accounts on Schedule I, Debtor shall have FORTY-FIVE (45) days from the Effective Date to make such accounts subject to a Deposit Account Control Agreement.

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8. Financial Covenants. Until a ll Indebtedness is Indefeasibly Paid or satisfied and Lender has no further commitment to lend under the Credit Facility, Obligor agrees and covenants that it will, unless Lender sha l otherwise consent in writing:

(a) Fixed Charge Coverage Ratio. Debtor, on a consolidated basis, shall maintain a Fixed Charge Coverage Ratio of not less than the ratio set forth opposite the a pplicable periods in the ta ble below. The Fixed Charge Coverage Ratio shall be calculated monthly as of the end of each calendar month as follows: (i) for month(s) SEVEN (7) through month(s) ELEVEN (11) following the Effective Da te, based on the results for the tra iling period starting from the Effective Date; and (ii) for month TWELVE (12) and each month thereafter, based on the results for the tra iling TWELVE (12) months.

Period	Ratio
March 31, 2026 through August 31, 2026	Wa ived
August 31, 2026 through January 31, 2027	1.10 to 1.00
Thereafter	1.20 to 1.00

(b) Minimum Tangible Net Worth. Debtor, on a consolidated basis, sha ll ma intain a Minimum Tangible Net Worth Ratio of not less thanthe percentage set forth opposite the applicable periods in the table below. The Minimum Tangible Net Worth Ratio shall be tested monthly as of the last day of each calendar month, commencing with the month end of the Effective Date. If Debtor is in breach of the Minimum Tangible Net Worth Ratio, Debtor shall have a period of THIRTY (30) days to cure such breach.

Period	Ratio
March 31, 2026 through August 31, 2026	Waived
September 30, 2026 through January 31, 2027	15%
Thereafter	25%

(c) Defined Terms. The following terms will have the meanings given such terms in this Section:

(i) “Adjusted EBITDA” means EBITDA less Capital Expenditures less Taxes plus Increase in Bad Debt Reserve plus Increase in Inventory Reserve plus Deferred Income Tax Expenses plus Non-Cash Impairment Charges plus Non-Cash Stock Compensation plus Non-Cash FX Losses. Notwithstanding anything to the contrary, Adjusted EBITDA shall not include any realized or cash losses, any reversal of reserves or valuation allowances, any item resulting from a change in accounting policy not previously approved by Lender, or any a dd back that would result in double counting with borrowing base availability or collateral eligibility.

(ii) “Capital Expenditures” means all cash expenditures made by Debtor for fixed or capital assets, including machinery, equipment, tooling, lea sehold improvements, and capitalized software or development costs, excluding capitalized interest and expenditures funded with insurance proceeds or asset sale proceeds approved by Lender.

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(iii) “Deferred Income Tax Expense” means non cash deferred income tax expense recorded during such period, excluding any cash tax payments.

(iv) “EBITDA” means net income, plus, without duplication, interest expense, income tax expense, depreciation, and amortization.

(v) “Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a ) Adjusted EBITDA to (b) Interest Paid plus rent expense for such trailing period.

(vi) “Increase in Bad Debt Reserve” means the non cash increase (but not decrease) during such period in the allowance for doubtful accounts or bad debt reserves, excluding any actual write offs, charge offs, or realized credit losses.

(vii) “Increase in Inventory Reserve” means the non cash increase (but not decrease) during such period in inventory valuation reserves, including obsolescence, excess, slow moving, or lower of cost or net realizable value reserves, excluding any realized inventory losses, scrap, or disposal write downs.

(viii) “Interest Paid” means a ll cash interest actually paid by Debtor on Debt during such period, excluding PIK interest, non cash interest accretion, and amortization of deferred financing fees.

(ix) “Minimum Tangible Net Worth” means, for any Person at any time, as of any date of determination, Total Equity plus Subordinate Indebtedness less inta ngible assets less amounts due to Zircon Mexicoless long term deposits less deferred tax assets less pa tents less prepaids less prepaid taxes less shareholder receivables.

(x) “Minimum Tangible Net Worth Ratio” means the Minimum Tangible Net Worth divided by the outstanding principal balance of the Loan.

(xi) “Non Cash Impairment Charges” means non cash charges resulting from the impairment or write down of goodwill, intangible assets, long lived assets, or right of use assets, excluding any impairment related to inventory, accounts receivable, or assets disposed of during such period.

(xii) “Non Cash Stock Based Compensation” means stock based or equity based compensation expense that does not require a cash payment during such period.

(xiii) “Non Cash Foreign Exchange Losses” means unrealized, non cash foreign currency translation or remeasurement losses recorded during such period, excluding any realized foreign exchange losses settled in cash.

(xiv) “Taxes” means cash income taxes paid during such period, excluding deferred tax expense, valuation allowances, and other non cash tax charges.

A breach of a financial covenant contained in this Section shall be deemed to have occurred as of any date of determination thereof by Lender or as of the last day of any specified measuring period, regardless of when the fina ncial sta tements or any certificate reflecting such breach are delivered to Lender. Debtor shall provide Lender such calculations and certificates as Lender shall require in its Permitted Discretion in ca lculating complia nce with the financial covenants set forth herein.

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9. Reporting Requirements. Until a ll Indebtedness is Indefeasibly Paid and satisfied, and Lender has no further commitment to lend under the Credit Facility, Obligor agrees and covenants that it will furnish or cause to be furnished the following:

(a) Monthly Financial Statements. As soon as available and in any event within FORTY-FIVE (45) calendar days after the end of each calendar month, financial statements on an accrual basis to include a balance sheet, income statement and cash flow statement of Debtor (on a consolidated and consolidating basis), as of the end of such month, except that unaudited financial statements may not contain all footnotes required by GAAP.

(b) Annual Financial Statements. As soon as availa ble and in any event within NINETY (90) calendar days after the end of each fiscal year, financial statements on an accrual basis to include a balance sheet, income statement and cash flow statement of Debtor (on a consolidated and consolidating basis), as of the end of such fiscal year, audited by independent certified public accountants of recognized standing satisfactory to Lender.

(c) Borrowing Base. (i) As soon as available and in any event within TEN (10) days after the end of each calendar month (ii) with each request for an Advance, and (iii) and at such other times as may be required by Lender from time to time, in each case a Borrowing Base Certificate in form and content satisfactory to Lender in its Permitted Discretion which shall, without limitation, calculate the Borrowing Base and reflect the components of the Borrowing Base, including (i) Eligible Accounts of Debtor (ii) Eligible Finished Goods Inventory of Debtor, and (iii) Eligible Work-In-Process Inventory of Debtor as of the end of the preceding month and calculating the advance amounts based thereon, together with the Account agings, cash receipt journals or copies of checks, invoices for new billings, sales journals andbackup for all miscellaneous credits and debits, purchases journals and cost of goods sold reports and inventory reports, which support such report, and worksheets detailing the Accounts excluded from Eligible Accounts and Inventory excluded from Eligible Inventory Finished Goods Inventory and Eligible Work-In-Process Inventory and the reason for such exclusion. The monthly Borrowing Base Certificate shall be current asof the close of business on the last Business Day of the immediately preceding month. Any Borrowing Base Certifica te delivered in connection with a request for an Advance shall include the Borrowing Base as of FORTY-EIGHT (48) hours prior to the borrowing date specified in such request for Advance.

(d) Compliance Certificate. Concurrently with the delivery of each of the financial statements of Debtor referred to in Sections 9(a) and (b), a certificate of a Responsible Officer of Debtor (i) stating that to such officer’s knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with the financial covenants set forth in Section 8 of this Agreement.

(e) Management Letters. Promptly upon receipt thereof Debtor shall furnish to Lender, a copy of any management letter or written report submitted to Debtor by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of Debtor.

(f) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which Debtor files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in a ny event within FIVE (5) Business Days after Debtor knows or has reason to know that any reportable event or prohibited transaction has occurred with respect to any plan or that the PBGC or Debtor has instituted or will institute proceedings under Title IV of ERISA to terminate any plan, a certificate of an officer of Debtor setting forth the details as to such reportable event or prohibited transaction or plan termination a nd the action that Debtor proposes to take with respect thereto.

(g) Notice of Default and Events of Default. As soon as possible and in any event within FIVE (5) Business Days after the occurrence of each Default, a written notice setting forth the details of such Default and the action which is proposed to be taken by Debtor with respect thereto.

(h) General Information. Debtor shall promptly deliver such other information concerning Obligor or the Colla teral as Lender may request.

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10. Rights of Lender. Lender shall have the rights contained in this Section at all times that this Agreement is effective.

(a) Financing Statements. Debtor hereby authorizes Lender to file one or more financing or continuation statements, and amendments thereto, relating to the Collateral. Debtor hereby irrevocably authorizes Lender at any time and from time to time to file in any UCC jurisdiction any initia l financing statements a nd amendments thereto that (i) indica te the Colla teral (1) as all a ssets of Debtor or words of similar effect; regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or (2) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment. Debtor hereby ratifies any pre-filed financing statement relating to the Colla teral made by or on behalf of Lender.

(b) Power of Attorney. Debtor hereby irrevocably appoints Lender as Debtor’s attorney-in-fact, such power of attorney being coupled with an interest, with full authority in the place and stead of Debtor and in the name of Debtor or otherwise, from time to time following the occurrence and during the continuation of an Event of Default in Lender’s Permitted Discretion, subject to any a pplicable cure periods, to take any action and to execute any instrument which Lender may deem necessary or appropriate to accomplish the purposes of this Agreement, including without limitation: (i) to obtain and adjust insurance required by Lender hereunder; (ii) to demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of the Collateral; (iii) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with cla use (i) or (ii) above; (iv) to file any claims or take any action or institute any proceedings which Lender may deem necessary or appropriate for the collection and/or preservation of the Collateral or otherwise to enforce the rights of Lender with respect to the Collateral; and (v) to act on Debtor’s behalf as permitted by any other Loan Document.

(c) Performance by Lender. If Obligor shall fail to perform any covenant or agreement contained in any of the Loan Documents, then Lender may perform or attempt to perform such covenant or agreement on behalf of Obligor following the occurrence and during the continuation of an Event of Default in Lender’s Permitted Discretion, subject to any applicable cure periods. In such event, Debtor shall, at the request of Lender, promptly pay to Lender on demand any amount expended by Lender in connection with such performance or attempted performance, together with interest thereon at the Maximum Rate (as such term is defined in the Note) from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly a greed that Lender shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of Obligor under this Agreement or any other Loan Document.

(d) Debtor’s Receipt of Proceeds. Upon the occurrence and during the continuation of an Event of Default, all amounts and proceeds (including instruments and writings) received by Debtor in respect of the Collateral shall be received in trust for the benefit of Lender hereunder and, upon the written request of Lender, shall be segregated from other property of Debtor and shall be forthwith delivered to Lender in the same form asso received (with any necessary endorsement) and applied to the Indebtedness in accordance with the Loan Documents.

(e) Notification of Account Debtors. Lender may at its Permitted Discretion from time to time during the continuation of an Event of Default notify any or all account debtors under any accounts (i) of Lender’s security interest in such accounts or general intangibles and direct such account debtor to make payment of all amounts due or to become due to Debtor thereunder directly to Lender, and (ii) to verify the accounts with such account debtor. Lender shall have the right, at the expense of Debtor, to enforce collection of any such accounts a nd to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Debtor.

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11. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(a) Payment Default. The failure, refusal or neglect of Debtor to pay when due any part of the principal of, or interest on the Indebtedness owing to Lender by Debtor or any other indebtedness or obligations due and owing from Debtor to Lender under the Loan Documents from time to time a nd such failure, refusal or neglect shall continue unremedied for a period of TEN (10) days from the date such payment is due.

(b) Performance or Warranty Default. Except as otherwise provided in this Agreement, the fa ilure of Obligor to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents or any other agreement with Lender, provided that, if such Default is curable but is not cured within FIVE (5) Business Days following written notice from Lender to Obligor, then it shall be an Event of Default, except that, if (i) such curable Default cannot be cured within FIVE (5) Business Days, (ii) Obligor has, within such period, taken such actions as deemed necessary a nd appropriate by in Lender’s Permitted Discretion to cure such curable Default, and (iii) Obligor shall continue to diligently pursue such actions, then such cure period shall be extended for a period of THIRTY (30) Business Days.

(c) Representations. Any representation contained herein or in any of the other Loan Documents made by Obligor is false, misleading or erroneous in any material respect when made or when deemed to have been made.

(d) Other Debt. The occurrence of any event which results in the ACCELERATION of the maturity of any Debt for borrowed money in an aggregate principal amount in excess of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) owing by Obligor to any third party under any agreement or understanding.

(e) Insolvency. If Obligor (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of its assets, either in a proceeding brought by it or in a proceeding brought against it and such appointment is not discharged or such possession is not terminated within SIXTY (60) days after the effective date thereof or it consents to or a cquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, Bankruptcy or similar laws (all of the foregoing hereina fter collectively ca lled “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against it under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within SIXTY (60) days after the filing thereof, or an order for relief naming it is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by it; or (v) fails to have discharged within a period of SIXTY (60) days any attachment, sequestration or similar writ levied upon any property of it.

(f) Judgment. The entry of any judgment a gainst Obligor or the issuance or entry of any attachments or other Liens against any of the property of Obligor for an amount in excess of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) (individually or in the aggregate) if uninsured, undischarged, unbonded or undismissed on the date on which such judgment would be executed upon.

(g) Action Against Collateral. The Collateral or any portion thereof is taken on execution or other process of law in any action.

(h) Change in Control. (i) JOHN STAUSS shall cease to be active in the management of Debtor, or (ii) more than TWENTY-FIVE PERCENT (25.00%) of the record or beneficial ownership of Debtor shall have been transferred, assigned or hypothecated to any Person, when compared to such ownership as of the Effective Date.

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(i) ERISA Default. Any of the following events shall occur or exist with respect to Debtor or any ERISA Affilia te: (i) any prohibited transaction involving any plan; (ii) any reportable event with respect to any plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any plan or the termination of any pla n; (iv) any event or circumstance that might constitute groundsentitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdra wal under Section 4201 or 4204 of ERISA from a multiemployer plan or the reorganization, insolvency, or termination of any multiemployer plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or would in the opinion of Lender in its Permitted Discretion subject Debtor to any tax, penalty, or other lia bility to a plan, a multiemployer plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or would reasonably be expected to exceed ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00).

(j) Death or Incompetence; Dissolution. Obligor that is (i) a natural Person shall have died or have been declared incompetent by a court of proper jurisdiction, or (ii) not a natural Person shall have been dissolved, liquidated, or merged or consolidated with or into any other Person without the prior written consent of Lender, provided, however, the death or legal incapacity of Obligor that is a natural person shall not be an Event of Default if (1) no distributions are made from the deceased or incapacitated Obligor’s estate without the prior written consent of Lender, and (2) within TEN (10) days of the date of the appointment or qua lification of the representative or lega l guardian of Obligor or Obligor’s estate, said representative or legal guardian affirms in writing the obligations of Obligor’s estate with respect to the Indebtedness, which affirmation shall be in form and substance satisfactory to Lender.

(k) Action of Lien Holder. The holder of any Lien or security interest on the Collateral (without hereby implying the consent of Lender to the existence or creation of any such Lien or security interest on the Collateral), declaresa default thereunder or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

(l) Subordinate Indebtedness. The subordination provisions related to any Subordinate Indebtedness or a ny other agreement, document or instrument governing any Subordinate Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person sha l contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Indebtedness, for any reason shall not have the priority contemplated by this Agreement or any such subordination provisions.

(m) Material Adverse Effect. Any event shall have occurred or is continuing which sha l have had a Material Adverse Effect.

(n) Loan Documents. (i) The Loan Documents shall at any time after their execution and delivery and for any reason cease (1) to create a valid and perfected first priority security interest (subject to Permitted Encumbrances) in and to the Collateral; or (2) to be in full force and effect or shall be declared nu l and void, or (ii) the validity or enforceability of the Loan Documents shall be contested by Obligor or any other Person party thereto or Obligor shall deny it has any further liability or obligation under the Loan Documents.

Nothing contained in this Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.

12. Remedies and Related Rights. If an Event of Default shall ha ve occurred and be continuing, and without limiting any other rights and remedies provided herein, under any of the Loan Documents or otherwise available to Lender, Lender may exercise one or more of the rights and remedies provided in this Section.

(a) Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, (i) the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by Debtor at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Debtor, and (ii) Lender may, at its option, cease further Advances under the Note (if applicable) and this Agreement; provided, however, concurrently and automatically with the occurrence of an Event of Default under Section 12(e) further advances under the Loan Documents shall automatically cease, the Indebtedness at such time shall, without any action by Lender, become due and payable, without further notice, demand, presentation, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or notice of protest of any kind, all of which are expressly waived by Debtor. All rights and remedies of Lender set forth in this Agreement and in any of the other Loan Documents may also be exercised by Lender, in its sole discretion, upon the occurrence of an Event of Default, and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

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(b) Other Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, Lender may from time to time at its discretion, without limita tion and without notice except as expressly provided in any of the Loan Documents:

(i) Exercise in respect of the Collateral all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral);

(ii) Require Debtor to, and Debtor hereby agrees that it will at its expense and upon request of Lender, assemble the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties;

(iii) Reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest granted hereunder by any available judicial procedure;

(iv) Sell or otherwise dispose of, at its office, on the premisesof Debtor or elsewhere, the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale or other disposition of any part of the Collateral shall not exhaust Lender’s power of sale, but sales or other dispositions may be made from time to time until a ll of the Collateral has been sold or disposed of or until the Indebtedness has been paid and performed in full), and at any such sale or other disposition it shall not be necessary to exhibit any of the Collateral;

(v) Buy the Collateral, or any portion thereof, at any public sale;

(vi) Buy the Colla teral, or any portion thereof, at any private sale if the Colla teral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations;

(vii) Apply for the appointment of a receiver for the Collateral, and Debtor hereby consents to any such appointment; and

(viii) At its option, retain the Collateral in sa tisfaction of the Indebtedness whenever the circumstances are such that Lender is entitled to do so under the UCC or otherwise.

Debtor agrees that in the event Debtor is entitled to receive any notice under the UCC, as it exists in the state governing any such notice, of the sale or other disposition of any Collateral, reasonable notice shall be deemed given when such notice is deposited in a depository receptacle under the care and custody of the United States Postal Service, postage prepaid, at Debtor’s address set forth on the signature page hereof, TEN (10) days prior to the date of any public sale, or after which a private sale, of any of such Collateral is to be held. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

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(c) Securities Issues. Lender recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and applicable state securities laws, Lender may be compelled, with respect to any sale of all or any part of the Pledged Equity Interests conducted without prior registration or qualification of such Pledged Equity Interests under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Equity Interests for their own account, for investment and not with a view to the distribution or resale thereof. Debtor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sa le without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, Debtor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Lender shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Equity Interests for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If Lender determines to exercise its right to sell any or all of the Pledged Equity Interests, upon written request, Debtor shall and shall cause each issuer of any Securities to be sold hereunder, each partnership and each limited lia bility company from time to time to furnish to Lender a ll such information as Lender may request in order to determine the number and nature of interest, shares or other instruments included in the Pledged Equity Interests which may be sold by Lender in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect. In case of any sale of all or any part of the Pledged Equity Interests on credit or for future delivery, such Collateral so sold may be retained by Lender until the selling price is paid by the purchaser thereof, but Lender shall not incur any liability in case of the failure of such purchaser to take up and pay for such assets so sold and in case of any such failure, such Collateral may again be sold upon like notice. Lender, instead of exercising the power of sale herein conferred upon them, may proceed by a suit or suits at law or in equity to foreclose security interests created hereunder and sell such investment property, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(d) Application of Proceeds. If any Event of Default shall have occurred and is continuing, Lender may at its sole discretion apply or use any cash held by Lender as Collateral, and any cash proceeds received by Lender in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral as follows in such order and manner as Lender may elect:

(i) to the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with (1) the administration of the Loan Documents, (2) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (3) the exercise or enforcement of any of the rights and remedies of Lender hereunder;

(ii) to the payment or other satisfaction of any Liens and other encumbrances upon the Colla tera l;

(iii) to the satisfaction of the Indebtedness;

(iv) by holding such cash and proceeds as Collateral;

(v) to the payment of any other amounts required by applicable law; and

(vi) by delivery to Debtor or any other party lawfully entitled to receive such cash or proceeds whether by direction of a court of competent jurisdiction or otherwise.

(e) License. Lender is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, Debtor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sa le, and selling any Colla teral, and, following the occurrence and during the continuance of an Event of Default, Debtor’s rights under a ll licenses and all franchise agreements shall inure to Lender’s benefit. In addition, Debtor hereby irrevocably agreesthat Lender may, following the occurrence and during the continuance of an Event of Default, sell any of Debtor’s inventory directly to any Person, including without limitation Persons who have previously purchased Debtor’s inventory from Debtor and in connection with any such sale or other enforcement of Lender’s rights under this Agreement, may sell inventory which bears any trademark owned by or licensed to Debtor and any inventory that is covered by any copyright owned by or licensed to Debtor and Lender may finish any work in process and affix any trademark owned by or licensed to Debtor and sell such inventory as provided herein.

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(f) Use and Operation of Collateral. If any Event of Default shall have occurred and is continuing, should any Collateral come into the possession of Lender, Lender may use or operate such Collateral for the purpose of preserving it or its value, pursuant to the order of a court of appropriate jurisdiction or in accordance with any other rights held by Lender in respect of such Collateral. Debtor covenants to promptly reimburse and pay to Lender, at Lender’s request, the amount of all expenses (including the cost of any insurance and payment of taxes or other charges) incurred by Lender in connection with its custody and preservation of the Collateral, shall be payable by Debtor to Lender upon demand and shall become part of the Indebtedness. However, the risk of accidental loss or damage to, or diminution in value of, the Collateral is on Debtor, and Lender shall have no liability whatever for failure to obtain or maintain insurance, nor to determine whether any insurance ever in force is adequate as to amount or as to the risks insured. With respect to the Collateral that is in the possession of Lender, Lender shall have no duty to fix or preserve rights against prior parties to such Collateral and shall never be liable for any failure to use diligence to collect any amount payable in respect of such Colla teral, but shall be lia ble only to account to Debtor for what it may actually collect or receive thereon.

(g) Deficiency. In the event that the proceeds of any sale of, collection from, or other realization upon, all or any part of the Collateral by Lender are insufficient to pay all amounts to which Lender is lega lly entitled, Obligor (unless otherwise provided) shall be lia ble for the deficiency, together with interest thereon as provided in the Loan Documents.

(h) Non-Judicial Remedies. In granting to Lender the power to enforce its rights hereunder without prior judicial process or judicial hearing, Obligor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Lender to enforce its rights by judicial process. Obligor recognizes and concedes that non-judicial remedies are consistent with the usage of trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(i) Use and Possession of Certain Premises. Upon the occurrence of an Event of Default, Lender shall be entitled to occupy and use any premises owned or leased by Debtor where any of the Colla teral or any records rela ting to the Colla teral are located until the Indebtedness is pa id or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay Debtor for such use and occupancy.

(j) Other Recourse. Obligor waives any right to require Lender to proceed against any third party, exhaust any Collateral or other security for the Indebtedness, or to have any third party joined with Debtor in any suit arising out of the Indebtedness or any of the Loan Documents, or pursue any other remedy availa ble to Lender. Obligor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension of the Indebtedness. Obligor further wa ives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party. Until all of the Indebtedness shall have been paid in full, Obligor shall have no right of subrogation and Obligor waives the right to enforce any remedy which Lender has or may hereafter have against any third party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Lender. Obligor authorizes Lender, and without notice or demand and without any reservation of rights against Obligor and without affecting Obligor’s liability hereunder or on the Indebtedness to (i) take or hold any other property of any type from any third party as security for the Indebtedness, and exchange, enforce, waive and release any or all of such other property, (ii) apply such other property a nd direct the order or manner of sale thereof as Lender may in its Permitted Discretiondetermine, (iii) renew, extend, accelerate, modify, compromise, settle or release any of the Indebtedness or other security for the Indebtedness, (iv) waive, enforce or modify any of the provisions of any of the Loan Documents executed by any third party, and (v) release or substitute any third party.

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(k) No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

(l) Equitable Relief. Obligor recognizes that in the event Debtor fails to pay, perform, observe, or discharge any or all of the Indebtedness, any remedy at law may prove to be inadequate relief to Lender. Obligor therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13. Cross-Collateralization and Cross-Default. Obligor and Lender contemplate that Obligor and Lender have engaged or may, from time to time, engagein various loan transactions and that from time to time other circumstances may arise, in which Obligor becomes obliga ted to Lender, including transactionsof a type that are very different from the transactions evidenced by the Loan Documents, including by notes, advances, overdrafts, bookkeeping entries, guaranty agreements, deeds of trust, or any other method or means (each a “Loan Obligation”). Unless otherwise agreed in writing, Obligor and Lender agree that all such transactions will be secured by the Collateral, and that the Indebtedness arising under this Agreement and the other Loan Documents will be secured by any colla teral granted in connection with such Loan Obligation. Repayment of all Indebtedness and performance of all other obligations under this Agreement by Obligor sha ll not terminate Lender’s security interests in the Colla teral, unless Lender executes a written release. Unless otherwise agreed in writing, if any default occurs under any Loan Obligation, then Lender may declare an Event of Default hereunder and an Event of Default hereunder sha l be a default under such Loan Obliga tion. Lender’s failure to exercise its right of cross-default shall not constitute a waiver by Lender of such right.

14. Indemnity. OBLIGOR SHALL INDEMNIFY LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS (EACH, AN “INDEMNIFIED PERSON”) FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (a) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (b) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (c) ANY BREACH BY OBLIGOR OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (d) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF DEBTOR OR ANY OF ITS SUBSIDIARIES OR ANY OTHER OBLIGATED PARTY, OR (e) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON. THE INDEMNIFICATION PROVIDED FOR IN THIS SECTION SHALL NOT EXTEND TO LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON. OBLIGOR AGREESTHAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO LENDER’S AGREEMENT TO ENTER INTO THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS. IF OBLIGOR OR ANY THIRD PARTY EVER ALLEGES SUCH GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY ANY INDEMNIFIED PERSON, THE INDEMNIFICATION PROVIDED FOR IN THIS SECTION SHALL NONETHELESS BE PAID UPON DEMAND, SUBJECT TO LATER ADJUSTMENT OR REIMBURSEMENT, UNTIL SUCH TIME AS (A) A COURT OF COMPETENT JURISDICTION ENTERS A FINAL JUDGMENT AS TO THE EXTENT AND EFFECT OF THE ALLEGED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (B) LENDER HAS EXPRESSLY AGREED IN WRITING WITH OBLIGOR THAT SUCH CLAIM IS PROXIMATELY CAUSED BY SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE INDEMNIFICATION PROVIDED FOR IN THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND SHALL EXTEND AND CONTINUE TO BENEFIT EACH INDIVIDUAL OR ENTITY THAT IS OR HAS AT ANY TIME BEEN AN INDEMNIFIED PERSON HEREUNDER.

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

15. Limitation of Liability. Neither Lender nor any officer, director, employee, attorney, or agent of Lender shall have any lia bility with respect to, and Obligor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Obligor in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or a ny of the other Loan Documents. Obligor hereby wa ives, releases, and a grees not to sue Lender or any of Lender’s Affilia tes, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. OBLIGOR AGREES THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO LENDER’S AGREEMENT TO ENTER INTO THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

16. No Duty. All attorneys, accountants, appraisers, and other professional Persons a nd consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obliga tion of any type or nature whatsoever to Obligor or any of Obligor’s equity holders or any other Person. Documents in connection with the transactions contemplated hereunder have been prepared by Lender’s Counsel. Obligor acknowledges and understands that Lender’s Counsel is acting solely as counsel to Lender in connection with the transaction contemplated herein, is not representing Obligor in connection therewith, and has not, in any manner, undertaken to assist or render legal advice to Obligor with respect to this transaction. Obligor has been advised to seek other legal counsel to represent Obligor’s interests in connection with the transactions contemplated herein.

17. Lender not Fiduciary. The relationship between Obligor and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Obligor, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Obligor and Lender to be other than that of debtor and creditor.

18. Waiver andAgreement. No waiver of any provision in this Agreement or in any of the other Loan Documents and no departure by Obligor therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the partyagainst whom it is sought to be enforced.

19. Benefits. This Agreement shall be binding upon and inure to the benefit of Lender and Obligor, and their respective heirs, personal representatives, successors and assigns, provided, however, that Obligor maynot, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Agreement or any of the other Loan Documents.

20. Notices. All notices or other communications required or permitted to be given pursuant to this Agreement or the other Loan Documents (unless otherwise expressly stated therein) shall be in writing and sha l be considered as properly given if (a) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, (b) by delivering same in person to the intended addressee, or (c) by delivery to an independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee. Notice so mailed shall be effective upon its deposit with the United States Postal Service or any successor thereto; notice sent by such a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the office or designated place or machine of the intended addressee. For purposes of notice, the addresses of the parties shall be as set forth herein; provided, however, that a ny party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving notice to the other parties in the manner set forth herein.

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

21. Construction; Venue; Service of Process. THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION OR PROCEEDING AGAINST OBLIGOR UNDER OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT WITHIN THE COUNTY OF NEW CASTLE, DELAWARE (THE “VENUESITE”). OBLIGOR HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. OBLIGOR AGREES THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT. NOTHING IN ANY OF THE OTHER LOAN DOCUMENTS SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST OBLIGOR OR WITH RESPECT TO ANY OF ITS PROPERTY IN COURTS IN OTHER JURISDICTIONS. ANY ACTION OR PROCEEDING BY OBLIGOR AGAINST LENDER SHALL BE BROUGHT ONLY IN A COURT LOCATED IN THE VENUE SITE. OBLIGOR AGREES THAT THE VENUE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO LENDER’S AGREEMENT TO ENTER INTO THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS AND LENDER WOULD NOT ENTER INTO SUCH TRANSACTIONS EXCEPT IN RELIANCE ON THE VENUE PROVISIONS SET FORTH HEREIN.

22. Invalid Provisions. If any provision of the Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of the Loan Documents shall remain in full force and effect and shall not be affected by the illega l, inva lid or unenforceable provision or by its severance.

23. Expenses. Debtor shall pay all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with (a) the drafting and execution of the Loan Documents and the transactions contemplated therein, (b) any action required in the course of administration of the Indebtedness and obligations evidenced by the Loan Documents, and (c) any action in the enforcement of Lender’s rights upon the occurrence of an Event of Default.

24. Sale, Pledge or Participation of the Loan. Obligor agrees that Lender may, at its option, sell, pledge or participate its interests in the Loanand its rights under this Agreement to a financial institution or institutions and, in connection with each such sale, pledge or participation Lender may disclose any financial and other information available to Lender concerning Obligor to any Person party to such transaction subject to obtaining a confidentiality agreement with each such Person prior to disclosing Obligor’s confidential information.

25. Conflicts. Except as otherwise expressly provided in the Note, in the event any term or provision of this Agreement is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Agreement shall be controlling. The terms, conditions and provisions of the other Loan Documents (as the same may be amended, modified or restated from time to time) are incorporated herein by reference, the same as if stated verbatim herein.

26. Multiple Counterparts. The Loan Documents may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. Signature pages to Loan Documents may be detached from multiple separate counterparts and attached to the same document and a telecopy, pdf. or other facsimile of any such executed signature page sha l be va lid as an origina l. The exchange of copies of the Loan Documents and of signa ture pages by telecopy, pdf. or other facsimile transmission shall constitute effective execution and delivery of the Loan Documents as to the parties thereto and may be used in lieu of the original agreement for all purposes. The Loan Documents may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and ..pdf) which shall be deemed to have the same force and effect as manual signatures and shall be considered an original, and shall have the same legal effect, validity, and enforceability as a paper record. For purposes hereof, “Electronic Record” a nd “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

27. Survival. All representations and warranties made in the Loan Documents or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of the Loan Documents, and no investigation by Lender or anyclosing shall affect the representations and warranties or the right of Lender to rely upon them.

28. Construction. Obligor and Lender acknowledge that they had the opportunity to consult with legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel of its own choice and that this Agreement and the other Loan Documents sha l be construed as if jointly drafted by Obligor and Lender.

29. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or such condition exists.

30. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, OBLIGOR AND LENDER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY ORIN WRITING (OTHER THAN BY A MUTUAL WRITTENWAIVER SPECIFICALLY REFERRING TO THIS SECTION AND EXECUTED BY EACH PARTY HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

31. Patriot Act Notice. Lender hereby notifies Obligor that pursuant to the requirements of Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318 (the “Act”), it is required to obtain, verify and record information that identifies Obligor, which information includes the name and address of Obligor and other information that wi l allow Lender to identify Obligor in accordance with the Act.

32. Notice of Right to Receive a Copy of Appraisal. If the Indebtedness is secured by a Lien in real property, Debtor has a right to receive a copy of the appraisal report used in connection with the Loan. If Debtor would like to receive a copy, Debtor must contact Lender at the address set forth herein and request a copy of the appraisal report. Lender must receive such a request from Debtor no later than NINETY (90) days after the Effective Da te.

33. Notice of Balloon Payment. At maturity (whether by acceleration or otherwise), Debtor must repay the entire principal balance of Loan and unpaid interest then due. Lender is under no obligation to refinance the outstanding principal balance of Loan (if any) at that time. Debtor will, therefore, be required to make payment out of other assets Debtor may own; or Debtor will have to find a lender willing to lend Debtor the money at prevailing market rates, which may be higher than the interest rate on the outstanding principal balance of the Loan. If Obligor have guaranteed payment of the Loan, Obligor may be required to perform under such guaranty.

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

34. Additional Interest Provision. It is expressly stipulated and agreed to be the intent of Debtor and Lender at all times to comply strictly with the applicable law governing the maximum rate or amount of interest payable on the indebtednessevidenced by any Note, any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between Debtor and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of any Note and/or any and a l indebtedness paid or payable by Debtor to Lender pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (c) Debtor will have paid or Lender will have received by reason of a ny voluntary prepayment by Debtor of any Note and/or the Related Indebtedness, then it is Debtor’s and Lender’s express intent that all amounts charged in excess of the Maximum Rate sha l be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Debtor), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessityof the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note or Related Indebtedness has been paid in full before the end of the stated term thereof, then Debtor a nd Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Debtor that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Debtor and/or credit such excessinterest against such Note and/or any Related Indebtedness then owing by Debtor to Lender. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not theintention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

35. Tax Information. Obligor understands and agrees that Lender may obtain, use a nd share Obligor’s state and federal tax return information for purposes of: (a) reviewing and responding to the Loan application; (b) originating the Loan; (c) servicing the Loan; (d) selling or transferring all or a part of the Loan or any interest in it; and (e) interna l marketing analysis, marketing to Obligor, and other marketing as permitted by law. Obligor understands to accomplish these purposes Lender may need to share this information with third parties, including loan servicers, actual or potential purchasers or investors in loans, government agency loan guarantors, mortgage insurers, marketing companies, and others, depending on the type of Loan applied for, and Obligor agrees to such information sharing for these purposes on Obligor’s behalf. For the purpose of this consent to sharing tax return information, Lender and third parties includes the affiliates, agents, and any successors or assigns of Lender and third parties.

36. Document Retention Policy. Obligor expressly acknowledges, understands and agrees that Lender’s document retention policy involves the imaging of the Loan Documents and the destruction of the paper originals thereof. In connection therewith, Obligor hereby waives any and all rights Obligor has or may have to claim, for any and all purposes whatsoever, that the imaged copies of the Loan Documents are not originals thereof.

37. Notice of Final Agreement. It is the intention of Obligor and Lender that the following NOTICE OF FINAL AGREEMENT be incorporated by reference into each of the Loan Documents (as the same may be amended, modified or restated from time to time). Obligor and Lender warrant and represent that the entire agreement made and existing by or among Obligor and Lender with respect to the Loan is and shall be contained within the Loan Documents, and that no agreements or promises exist or shall exist by or among, Obligor and Lender that are not reflected in the Loan Documents. By execution and delivery of this Agreement, Obligor acknowledges that Obligor has received a copy of this NOTICE OF FINAL AGREEMENT.

LOAN AND SECURITY AGREEMENT – PAGE 37
ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

NOTICE OF FINAL AGREEMENT

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

AGREED as of the Effective Date.

LENDER:		ADDRESS:

ALTRIARCH HOLDINGS SPV, LLC,		177 Meeting Street, Suite 230
a Dela ware limited partnership		Charleston, SC 29401

By:	Altria rch Commercial Finance, Inc.,
a Delaware corporation,
its Manager

By:	/s/ Danielle Brown
Name:	Danielle Brown
Title:	CEO

With copies of notices to “Lender’s Counsel”:		HUSCH BLACKWELL LLP
600 Travis St., Suite 2350
Houston, TX 77002
Attention: Reuben Rosof

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ALTRlARCH HOLDINGS SPY LLC - ZIRCON CORPORATION

DEBTOR:		ADDRESS:

ZIRCON CORPORATION,		1580 Dell Avenue
a California corporation		Campbell, CA 95008

By:	/s/ John Stauss
Name:	John Stauss
Title:	Chief Executive Officer

ADDRESS:

ZRCN INC.		1580 Dell Avenue
a Delaware corporation		Campbell, CA 95008

By:	/s/ John Stauss
Name:	John Stauss
Title:	Chief Executive Officer

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ALTRlARCH HOLDINGS SPY LLC - ZIRCON CORPORATION

DISCLOSURE SCHEDULES

This disclosure schedule (“Disclosure Schedule”) is being delivered pursuant to that certain Loan and Security Agreement, dated as of March 17, 2026 (the “Agreement”), by and ALTRIARCH HOLDINGS SPV, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”), ZIRCON CORPORATION, a California corporation (“Zircon”) and ZRCN INC. a Delaware corporation (“ZRCN” and together with Zircon, jointly and severally, “Debtor”).

This Disclosure Schedule has been arranged in sections corresponding to each applicable section of the Agreement. Terms used but not defined herein shall have the meanings given to them in the Agreement. The inclusion of any specific item in this Disclosure Schedule is not intended to vary the definition of “Material Adverse Effect” or to imply that the item so included or other items are or are not material.

Each section of this Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in the Agreement.

All attachments to this Disclosure Schedule are incorporated by reference into the Section of this Disclosure Schedule in which they are referenced.

Headings and subheadings in this Disclosure Schedule (other than references to sections and subsections of the Agreement) are for convenience or reference only and shall not be deemed to expand or limit the scope of the information required to be disclosed in this Disclosure Schedule, to expand or limit the effect of the disclosures contained in this Disclosure Schedule or to otherwise affect the interpretation of the Agreement or this Disclosure Schedule.

Schedule I

Location of Collateral

Location ID	Address	City	State	Country
ZDM	Iturbide 424 Colonia Obrera	Enseneda	Baja California	Mexico
UPS-US	N/A
20	Old UPS 3PL	San Diego	California	United States
ROMPA	22-26A Austin Ave	Tsimshatsui	N/A	Hong Kong, P.R.C.
PACE	The Sanlain Industrial Park	Hershan City	N/A	P.R.C.
UPS-CA	4150 Mainway Rd.	Burlington	Ontario	Canada
Campbell	1580 Dell Ave	Campbell	California	United States
Europe	VOLASTRAAT 20	NUMANSDORP	N/A	Netherlands
ZUK	Unit 50 Boston Road	Beaumont Leys	N/A	United Kingdon

Equity Interest

Company	Shareholder Name	Shares Held	Ownership %
ZRCN Inc.	STAUSS FAMILY ADMINISTRATIVE TRUST	3,990,133	38.4%
	ERIC STAUSS	1,773,393	17.1%
	KURT STAUSS	1,773,393	17.1%
	ROBERT WYLER	1,330,045	12.8%
	Owned by various minority shareholders	1,518,959	14.6%

Zircon Corporation	ZRCN, Inc.	Wholly- owned sub

Zircon de Mexico, S.A. De C.V.	John Stauss	334	33.4%
	Eric Stauss	333	33.3%
	Kurt Stauss	333	33.3%

Zircon Corporation Limited	John Stauss	45	45.0%
	Eric Stauss	20	20.0%
	Kurt Stauss	20	20.0%
	Robert Wyler	15	15.0%

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ALTRlARCH HOLDINGS SPY LLC - ZIRCON CORPORATION

Intellectual Property

A copy of the Intellectual Property Spreadsheet was sent by Debtor’s Counsel to Lender on March 13, 2026

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ALTRlARCH HOLDINGS SPY LLC - ZIRCON CORPORATION

Deposit, Commodity, and Securities Accounts

Zircon Corporation – Cash Bank Accounts
Account Number	Description	Customer Receipt Account Yes/No
1-10010	CASH IN BANKS	No
1-10011	CHASE – AP 613005381	No
1-10014	CHASE – INTERNET SALE 613005530	Yes
1-10017	CHASE – TARIFFS AND DUTIES AC 613005506	No
1-10018	CHASE – SH CAPITAL AC 689796988	No
1-10019	CHASE – CUSTOMER DEPOSIT 613005399	Yes
1-10020	CHASE – FG FUNDING 613005522	No
1-10021	CHASE – PAYROLL 613005555	No

Letter of Credit Rights

None.

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ALTRlARCH HOLDINGS SPY LLC - ZIRCON CORPORATION

Schedule II

Existing Liens

Liens granted to FGI under existing loan documents but only to the extent released at closing of the Loan.

Financing on leased vehicle used by manager of Zircon de Mexico S.A. De C.V.

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ALTRlARCH HOLDINGS SPY LLC - ZIRCON CORPORATION

SCHEDULE 6(a)

CHANGES TO NAME, JURISDICTION OF ORGANIZATION, PRINCIPAL PLACE OF BUSINESS, CHIEF EXECUTIVE OFFICE, OR CORPORATE STRUCTURE WITHIN PAST FIVE YEARS

On April 14, 2023, Zircon effectuated a merger and reorganization with ZRCN. The combination of ZRCN and Zircon was effectuated through a merger (the “Merger”) whereby a merger subwas merged with and into Zirconand Zircon became a wholly-owned subsidiary of ZRCN. Upon completion of the Merger, ZRCN changed its name to ZRCN, Inc. and all operations of ZRCN moved to Zircon’s corporate offices.

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ALTRlARCH HOLDINGS SPY LLC - ZIRCON CORPORATION

SCHEDULE 6(j)

EXISTING DEFAULTS

On April 30, 2025, the Debtor received a Notice of Default on its Revolving Credit, Security, and Guaranty Agreement (the “Credit Agreement”) with FGI Worldwide LLC (the “Lender”) as a result of being non-compliant with its Fixed Cost Coverage Ratio covenant (as defined in the Credit Agreement) and one additional non-financial covenant and failing to cure the non-compliance (collectively, the “Existing Defaults”). The Existing Defaults are primarily due to reduced revenues and duties incurred on products imported from China..

On July 15, 2025, the Debtor entered into a forbearance agreement a nd first amendment to Credit Agreement (the “Forbearance Agreement”) with the Lenderamending, modifying and otherwise affecting the Credit Agreement. Pursua nt to the Forbearance Agreement, the Agent has agreed to forbear from exercising a ny of its rights and remedies arising under the Credit Agreement and applicable law as a result of the occurrence and continuance of certain specified existing events of default until the earlier of (a) February 28, 2026 and (b) the date on which any Termination Event (as defined in the Forbearance Agreement) occurs (the “Forbearance Period”). The Forbearance Agreement, among other things: (i) permits the Company to not comply with its Fixed Cost Coverage Ratio covenant until the end of the Forbearance Period, (ii) increases the Revolving Interest Rate (as defined in the Credit Agreement) from 3.0% to 3.3%, (iii) increases the Management Fee (as defined in the Credit Agreement) from 0.2% to 0.3%, (iv) requires the Company to prepare and deliver to Agent a budget on a weekly basis, (v) requires the Company to enter into a payment plan with its Key Supplier (as defined in the Forbearance Agreement), (vi) requires the Company to maintain certain minimum consolidated EBITDA through the Forbearance Period, (vii) requires the Company to use commercially reasonable efforts to contribute $2,000,000 to the capital of Zircon on or prior to February 28, 2026, which amounts shall be held in a Blocked Account (as defined in the Credit Agreement), and (viii) requires Zircon to engage the services of a third party consultant to advise on all aspects of the business, operations and properties of the Company and Zircon within 21 days of the date of execution of the Forbearance Agreement.

On September 17, 2025, the Debtor received a Notice of Default under the Credit Agreement as a result of its failure to satisfy the EBITDA Covenant.

On October 21, 2025, the Company entered into a second forbearance agreement and second amendment to the Credit Agreement (the “Second Forbearance Agreement”) with FGI amending, modifying and otherwise affecting that certain Credit Agreement, dated May 31, 2024. One of the primary requirements of this second forbearance agreement is for the Company to engage an Investment Banker to work with the management of the Company to coordinate a nd conduct all aspects of pursuing investments in the Company’s business or the sales of a l or part of the Company or its assets.

On November 7, 2025 the Company and FGI extended the Second Forbearance Agreement from November 7, 2025 to November 14, 2025 and on November 14, 2025 further extended the Second Forbearance Agreement to November 21, 2025.

On November 24, 2025, the Company entered into a third forbearance agreement and second amendment to the Credit Agreement (the “Third Forbearance Agreement”) with FGI amending, modifying and otherwise affecting that certain Credit Agreement, dated May 31, 2024. One of the primary requirements of this Third Forbearance Agreement is for the Company to prepare a nd management to review (including the Chief Restructuring Officer) and approve a rolling 13-week cash flow forecast for the benefit of the FGI agent (as defined in the Credit Agreement). Additionally, on or prior to February 13, 2026, Loan Parties shall have delivered to Agent a draft Term Sheet in connection with a Financing Transaction, in form and substance satisfactory to Agent, which must include a funding amount sufficient for Loan Parties to make a Payment in Full of the Obligations to FGI on or before March 31, 2026, executed by the prospective party planning to enter into the Financing Transaction. Additionally, on or prior to February 23, 2026, the Loan Parties shall have executed and delivered to Agent a binding Term Sheet and/or commitment letter in form and substance satisfactory to Agent, which must include a funding amount sufficient for the Loan Parties to make Payment in Full of the Obligations on or before March 31, 2026; As part of this paydown the Loan Parties will make an additional early termination payment of $225,000 as per the Credit Agreement.

As of the date hereof, the Lender has not: (i) accelerated or demanded any payment; (ii) applied interestunder the Credit Agreement at the default rate; (iii) foreclosed on all or any part of any lien or security interest created by any of the loan documents; and (iv) exercised any other right or remedy that may be available to it. The Company has no assurance that the Lender will not seek to enforce its rights in the future.

SCHEDULE 6(cc)

EQUITY SECURITIES PERMITTED TO ISSUE

NUMBER OF SHARES OUTSTANDING: 10,385,923

NUMBER OF SHARES ISSUABLE UPON EXERCISE OF WARRANTS: 217,184 NUMBER OF SHARES ISSUABLE UPON EXERCISE OF OPTIONS:3,146,500

Warrants Outstanding:

Number	Name	Issue Date	Category	Number	Term (yrs)	Expiration	Strike Price
A-0001	Douglas Rogers	4/14/2024	Comp-in-Lieu	169,608	10	4/14/2034	$0.20
A-0002	Pickwick Capital Partners	4/14/2024	Comp-in-Lieu	29,931	10	4/14/2034	$0.20
A-0003	Law Office of Laura Anthony	4/14/2024	Comp-in-Lieu	12,500	10	4/14/2034	$0.20
A-0004	Deming Huang	4/14/2024	Comp-in-Lieu	3,370	10	4/14/2034	$0.20
z	Nick Zeng	2/5/2021	Private Placement	1,775	10	2/5/2031	$5.00
Total				217,184

Stock Option Outstanding:

Option #	Grantee	Type	# options	Exercise Price	Grant Date	Term (years)
1	Shortt, Robert A.	ISO	100,000	0.88	05/01/24	5
2	Parsons, Jeffrey	ISO	100,000	0.88	07/17/24	5
3	Lim, Jennifer	ISO	50,000	0.88	08/01/24	5
4	Bronson, Joseph R.	NSO	48,000	0.88	08/14/24	5
5	McDowell, Ryan	ISO	25,000	0.88	10/01/24	5
6	Wong, Brian P.	NSO	48,000	0.88	10/07/24	5
7	Graebner, Linda	NSO	48,000	0.88	10/18/24	5
8	Bourque, Ronald	ISO	655,000	0.75	01/31/25	5
9	Cortez, Jane V.	ISO	20,000	0.75	01/31/25	5
10	Eng, Steven R.	ISO	20,000	0.75	01/31/25	5
11	Gee, Amy Shannon	ISO	120,000	0.75	01/31/25	5
12	Hamid, Abdul	ISO	40,000	0.75	01/31/25	5
13	Hein, Susette A.	ISO	20,000	0.75	01/31/25	5
14	Hernandez, Robert D.	ISO	20,000	0.75	01/31/25	5
16	Johnston, Travis	ISO	30,000	0.75	01/31/25	5
17	Kapp, Micaela G.	ISO	30,000	0.75	01/31/25	5
18	Keliihanapule, Mark	ISO	35,000	0.75	01/31/25	5
19	Lalka, Nitin M.	ISO	20,000	0.75	01/31/25	5
20	Mangano, Frank Joseph	ISO	20,000	0.75	01/31/25	5
21	Montero, Alejandro	ISO	15,000	0.75	01/31/25	5
22	Montero, Pablo	ISO	40,000	0.75	01/31/25	5
23	Orozco Cardenas, Jose Manuel	ISO	25,000	0.75	01/31/25	5
24	Rascov, Joshua P.	ISO	15,000	0.75	01/31/25	5
25	Schwarzenbach, Steven	ISO	40,000	0.75	01/31/25	5
26	Shore, Terrance	ISO	30,000	0.75	01/31/25	5
27	Stauss, Eric C.	ISO	35,000	0.83	01/31/25	5
28	Stauss, James M.	ISO	15,000	0.75	01/31/25	5
29	Stauss, John	ISO	458,000	0.83	01/31/25	5
30	Stauss, Luis B.	ISO	16,500	0.83	01/31/25	5
31	Tapia, Dawn	ISO	35,000	0.75	01/31/25	5
32	Tran, Anh T.	ISO	15,000	0.75	01/31/25	5
33	Tsugaya, Miyuki	ISO	20,000	0.75	01/31/25	5
34	Valencia, J. Jesus	ISO	75,000	0.75	01/31/25	5
35	Yee, Alanna	ISO	35,000	0.75	01/31/25	5
36	Wyler, Robert	ISO	478,000	0.83	01/31/25	5
37	Fisher, Connie	NSO	20,000	0.75	01/31/25	5
38	Ballou, Daniel	NSO	10,000	0.75	01/31/25	5
41	Rico, Gary	NSO	30,000	0.75	01/31/25	5
44	Stauss, Kurt	NSO	15,000	0.83	01/31/25	5
45	Camacho, Renato	NSO	15,000	0.75	01/31/25	5
46	Diaz, Claudia	NSO	30,000	0.75	01/31/25	5
47	Flemate, Yahara	NSO	15,000	0.75	01/31/25	5
48	Garcia, Evelia	NSO	10,000	0.75	01/31/25	5
49	Gonzalez, Lizeth	NSO	25,000	0.75	01/31/25	5
50	Gorosave Jordan, Jose	NSO	15,000	0.75	01/31/25	5
51	Hernandez, Marco Vinicio	NSO	35,000	0.75	01/31/25	5
52	Martinez, Auturo	NSO	15,000	0.75	01/31/25	5
53	Pazos, Isela Rosa	NSO	35,000	0.75	01/31/25	5
54	Prieto, Jose	NSO	25,000	0.75	01/31/25	5
55	Rodriguez, Israel	NSO	20,000	0.75	01/31/25	5
56	Villalobos, Marina	NSO	20,000	0.75	01/31/25	5
57	Zuniga, Salvador	NSO	15,000	0.75	01/31/25	5
Total			3,146,500

SCHEDULE III

EXISTING INDEBTEDNESS

Lender	Payor	Balance	Undrawn Commitments	Guarantees	Liens
FGI Worldwide LLC	Zircon Corporation	$6,530,943.15	none	none	All assets
Zircon de Mexico, S.A. De C.V.	Zircon Corporation	$800,000.00	none	none	none
The Stauss Family Administrative Trust	Zircon Corporation	$667,229.88	none	none	none
Nan Du	Zircon Corporation	$122,769.00	none	none	none

Notes:

The FGI Worldwide LLC debt will be paid off in full at closing.

Zircon De Mexico, S.A. De C.V. and The Stauss Family Administrative Trust are Subordinate Indebtedness

LOAN AND SECURITY AGREEMENT – SCHEDULE II

ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

EXHIBIT A

TO

LOAN AND SECURITY AGREEMENT

BORROWING BASE CERTIFICATE

DATE: ______________________

RE: LOAN AND SECURITY AGREEMENT (as amended, modified or restated from time to time, the “Agreement”) dated as of MARCH 17, 2026, between ((a ) ALTRIARCH HOLDINGS SPV, LLC, a Delaware limited lia bility company(together with its successors and assigns, “Lender”), (b) ) (i) ZIRCON CORPORATION, a Ca lifornia corporation (“Zircon”) and (ii) ZRCN INC. a Delaware corporation (“ZRCN” and together with Zircon, jointly and severally, “Debtor”). This Borrowing Base Certificate is delivered under the Agreement. Capitalized terms used in this Borrowing Base Certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement.

1. Certification. Responsible Officer hereby certifies to Lender as of the date hereof that (a ) such Responsible Officer is the ____________of Debtor, and that, as such, such Responsible Officer is authorized to execute and deliver this Certificate to Lender on behalf of Debtor, (b) no Default has occurred and is continuing, (c) a review of the activities of Debtor during period subject to this Borrowing Base Certificate has been made under the supervision of Responsible Officer with a view to determining the amount of the current Borrowing Base, (d) the inventory and accounts included in the Borrowing Base below meet all conditions to qualify for inclusion therein as set forth in the Agreement, and all representations and warranties set forth in the Agreement with respect thereto are true and correct in a ll ma terial respects, and (e) the information set forth below hereto is true and correct as of the last day of the Subject Date.

2. Borrowing Base. Debtor represents to Lender that the following information regarding the Borrowing Base is true and correct as of _____________ (the “Subject Date”):

INSERT BORROWING BASE

3. Binding Nature. The Loan Documents are acknowledged, ratified, confirmed, and agreed by Debtor to be valid, subsisting, and binding obligations. Debtor agrees that there is no right to set off or defense to payment of the Indebtedness.

EXECUTED as of the date first written above.

DEBTOR:

ZIRCON CORPORATION,
a California corporation

By:
Name:	John Stauss
Title:	Chief Executive Officer

ZRCN INC.
a Delaware corporation

By:
Name:	John Stauss
Title:	Chief Executive Officer

LOAN AND SECURITY AGREEMENT – EXHIBIT A

ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

EXHIBIT B

TO

LOAN AND SECURITY AGREEMENT

COMPLIANCE CERTIFICATE

DATE: _________________

RE: LOAN AND SECURITY AGREEMENT (as amended, modified or restated from time to time, the “Agreement”) dated as of MARCH 17, 2026 between (a) ALTRIARCH HOLDINGS SPV, LLC, a Delaware limited lia bility company(together with its successors and assigns, “Lender”), (b) ) (i) ZIRCON CORPORATION, a Ca lifornia corporation (“Zircon”) and (ii) ZRCN INC. a Delaware corporation (“ZRCN” and together with Zircon, jointly and severally, “Debtor”).

Check One	Section Reference	Subject Period
Section 9(a) – Monthly Progress Statements
Section 9(b) – Annual Fina ncia l Statements

This Complia nce Certificate is delivered under the Agreement. Capitalized terms used in this Compliance Certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement. Responsible Officer hereby certifies to Lender as of the date hereof that: (a) such Responsible Officer is the of Debtor, and that, as such, Responsible Officer is authorized to execute and deliver this Compliance Certificate to Lender on behalf of Debtor; (b) such Responsible Officer has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under such Responsible Officer’s supervision, a detailed review of the transactions and condition (financial or otherwise) of Debtor during the Subject Period; (c) during the Subject Period, Debtor performed and observed each covenant a nd condition of the Loan Documents applicable to it and no Default currently exists or has occurred which has not been cured or waived by Lender (except as may be set forth on Exhibit I attached hereto); (d) the representations and warranties of Debtor contained in the Agreement, and any representations and warranties of Debtor that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date; (e) the fina ncial sta tements of Debtor attached to this Compliance Certificate were prepared in accordance with GAAP, and present, on a consolidated basis, fairly and accurately the financial condition and results of operations of Debtor and its Subsidiaries as of the end of and for the Subject Period; and (f) the financial covenant analyses as set forth on Exhibit II and information set forth below are true and accurate on and as of the date of this Compliance Certificate.

DEBTOR:

ZIRCON CORPORATION,
a California corporation

By:
Name:	John Stauss
Title:	Chief Executive Officer

ZRCN INC.
a Delaware corporation

By:
Name:	John Stauss
Title:	Chief Executive Officer

LOAN AND SECURITY AGREEMENT – EXHIBIT B

ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

EXHIBIT I

DEFAULT

LOAN AND SECURITY AGREEMENT – EXHIBIT I TO EXHIBIT B

ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION

EXHIBIT II

FINANCIAL COVENANTS

LOAN AND SECURITY AGREEMENT – EXHIBIT II TO EXHIBIT B

EXHIBIT B ALTRIARCH HOLDINGS SPV LLC – ZIRCON CORPORATION